As filed with the Securities and Exchange Commission on May 11, 2007	Registration No. 333-140047

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
(Amendment No. 3)

DIGITALFX INTERNATIONAL, INC.
(Name of Small Business Issuer in its Charter)

Florida	7373	65-0358792
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120
(702) 938-9300
(Address and Telephone Number of Principal Executive Offices)

3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120
(Address of Principal Place of Business or Intended Principal Place of Business)

Lorne Walker, Chief Financial Officer
DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120
(702) 938-9300
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Gregory Akselrud, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403
(818) 444-4500

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated May 11, 2007

DIGITALFX INTERNATIONAL, INC.

1,000,000 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to 1,000,000 shares of our common stock that are held by the shareholders named in the “Principal and Selling Shareholders” section of this prospectus. The prices at which the selling shareholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling shareholders whose shares are being registered will bear all selling and other expenses.

On November 30, 2006, the Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form SB-2 (File No. 333-136855) we initially filed with the SEC on August 23, 2006, which filing was subsequently amended on October 5, November 11 and November 28, 2006, registering the resale by certain of our stockholders of an aggregate of 22,095,892 shares of our common stock. This previously filed registration statement remains effective.

Our common stock is quoted on the OTC Bulletin Board under the symbol “DFXN.” On April 25, 2007, the last reported sales price of our common stock on the OTC Bulletin Board was $4.15 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________

i

You should rely only on the information contained in this prospectus or any supplement. We have not authorized anyone to provide information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Except as otherwise indicated, information in this prospectus reflects the reverse merger (recapitalization) that occurred on June 15, 2006 with VMdirect, L.L.C., and a 1-for-50 reverse stock split of our common stock which took effect on and as of August 1, 2006.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including “Risk Factors” and the consolidated financial statements and the related notes. References in this prospectus to “DigitalFX” and “the Company” refer to DigitalFX International, Inc. and our consolidated subsidiaries.

Our Business

DigitalFX International, Inc. is a digital communications and social networking company that, through a multi-tiered affiliate program, offers a suite of proprietary digital communication tools, including video email, video instant messaging, live webcasting, podcasting, blogging and digital vault storage. Our social networking website, www.helloWorld.com, operated by our wholly-owned subsidiary, DigitalFX Networks, LLC, a Nevada limited liability company, targets users from ages 18 to 65. The site features a full suite of digital communication tools. Customers pay a monthly subscription fee to use the tools and to participate in the social network. Additionally, our website, www.vmdirect.com, operated by our wholly-owned subsidiary VMdirect, L.L.C. (“VMdirect”), offers affiliates the tools necessary to effectively market and distribute our digital communication tools.

Our tools help our customers create, manage and store their digital assets with the objective of making their digital lives richer and simpler.

Our multi-tiered affiliate program drives the growth of our business. Rather than using traditional advertising and marketing methods, we chose to create a multi-tiered affiliate program to develop new customers. Affiliates earn retail commissions on a monthly residual basis by acquiring new retail customers for us. Affiliates also earn commissions from the sales activities of other affiliates who they personally enroll. These rewards are extended for up to eight generations of affiliates, meaning that an affiliate earns a commission on the sales of the affiliates they have personally enrolled as well as on the sales of second-, third-, and fourth-generation affiliates, potentially eight levels deep. Our affiliate compensation plan is structured on a 3x8 matrix, meaning affiliates can each enroll three affiliates underneath themselves, before they begin to build their next organizational level. The layers of three continue down a total of eight levels.

Our Industry

We compete against well-capitalized streaming media and Internet companies as well as smaller companies. The market for our products and services is highly competitive. The streaming media sector is evolving and growing rapidly, and companies are continually introducing new products and services.

Our History and Contact Information

We were incorporated in the State of Florida on January 23, 1991 under the name Speak Up America Association, Inc. We changed our name on December 23, 1995 to Golf Ball World, Inc. and again on May 4, 1999 to Qorus.com, Inc. Prior to November 2001, we provided intelligent message communications services to enterprises in the travel and hospitality sectors. In November 2001, we sold substantially all of our assets to Avery Communications, Inc. after which we continued without material business assets, operations or revenues. On June 22, 2004, we consummated the transactions contemplated by a Securities Purchase Agreement (the “Purchase Agreement”) dated June 10, 2004, by and among the Company, Keating Reverse Merger Fund, LLC (“KRM Fund”), Thurston Interests, LLC (“Thurston”) and certain other shareholders of the Company. The transactions resulted in a change of control whereby KRM Fund became our majority shareholder.

From November 2001 through June 15, 2006, we were a public “shell” company with nominal assets.

On May 23, 2006, we entered into an Exchange Agreement (the “Exchange Agreement”) with VMdirect, L.L.C., a Nevada limited liability company (“VMdirect”), the members of VMdirect holding a majority of its membership interests (together with all of the members of VMdirect, the “VMdirect Members”), and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on June 15, 2006. At the closing, we acquired all of the outstanding membership interests of VMdirect (the “Interests”) from the VMdirect Members, and the VMdirect Members contributed all of their Interests to us. In exchange, we issued to the VMdirect Members 1,014,589 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our board of directors on June 22, 2006, of amendments to our articles of incorporation that (i) changed our name to DigitalFX International, Inc., (ii) increased our authorized number of shares of common stock to 100,000,000, and (iii) adopted a 1-for-50 reverse stock split, on August 1, 2006 converted into approximately 21,150,959 shares of our common stock.

At the closing, VMdirect became our wholly-owned subsidiary. The exchange transaction was accounted for as a reverse merger (recapitalization) with VMdirect deemed to be the accounting acquirer, and us deemed to be the legal acquirer. All financial information in this document is that of our company, VMdirect and VMdirect’s wholly-owned U.K. subsidiaries.

The VMdirect Members currently hold of record approximately 88.2% of the outstanding shares of our common stock, and our shareholders existing immediately prior to the closing currently hold approximately 2.7% of our outstanding shares of common stock.

The address of our principal executive office is 3035 East Patrick Lane, Suite 9, Las Vegas, Nevada 89120, and our telephone number is (702) 938-9300.

The Offering

Common stock offered	1,000,000 shares by the selling shareholders

Common stock outstanding before this offering	23,685,149 shares

Common stock to be outstanding after this offering	23,685,149 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. See “Use of Proceeds.”

OTC Bulletin Board symbol	“DFXN”

Risk Factors	See “Risk Factors” beginning on page 4 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

In the table above, the number of shares to be outstanding after this offering is based on 23,685,149 shares of common stock outstanding as of April 25, 2007. The number of shares of common stock to be outstanding after this offering does not reflect the issuance of the following shares:

•	704,201 shares of common stock issuable upon the exercise of common stock purchase warrants outstanding as of April 25, 2007, with a weighted average exercise price of approximately $0.26 per share;

•	1,056,151 shares of common stock issuable upon the exercise of stock options outstanding as of April 25, 2007, with a weighted average exercise price of approximately $2.46 per share; and

•	1,113,641 additional shares of common stock reserved for issuance under our 2006 Stock Incentive Plan, as of April 25, 2007.

Summary Financial Data

The following historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The information presented is in thousands, except share and per share data. The historical results are not necessarily indicative of results to be expected for any future periods.

Balance Sheet Data:	December 31, 2006	December 31, 2005
Total Assets	$7,873	$884
Current Liabilities	2,789	1,284
Long-term Liabilities, less current portion	—	—
Stockholders’ equity (deficit)	5,084	(400)

Statement of Operations Data:	Years Ended December 31,
	2006	2005
Revenues	22,800	$5,068
Gross Profit	18,356	3,820
Operating Expenses	17,191	4,987
Other (income) expense, net	572	56
Income (Loss) before provision for income taxes	593	(1,223)
Provision for income taxes	113	-
Net Income (Loss)	480	(1,223)
Net Income (Loss) per share:
Basic	$0.02	$(0.06)
Fully diluted	$0.02	$(0.06)
Weighted average shares outstanding:
Basic	21,032,218	19,631,179
Fully diluted	22,832,198	19,631,179

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing shares of our common stock. If any of the following risks occur, our business, financial condition and/or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

Our operating results may fluctuate significantly based on customer acceptance of our products.

Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter due to customer acceptance of our products. We rely on sales by our affiliates to generate significant revenues for us. If customers don’t accept our products, our sales and revenues would decline, resulting in a reduction in our operating income.

Customer interest for our products could also be impacted by the timing of our introduction of new products. If our competitors introduce new products around the same time that we issue new products, and if such competing products are superior to our own, customers’ desire for our products could decrease, resulting in a decrease in our sales and revenues. To the extent that we introduce new products and customers decide not to migrate to our new products from our older products, our revenues could be negatively impacted due to the loss of revenue from those customers. In the event that our newer products do not sell as well as our older products, we could also experience a reduction in our revenues and operating income.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance.

While we recently achieved an operating profit, we have a history of operating losses and there can be no assurance that we can maintain or increase profitability.

While we achieved an operating profit for the year ended December 31, 2006, we have a history of operating losses. Given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

We may not be able to effectively manage our growth.

Our strategy envisions growing our business. To date, our growth has been derived primarily from the expansive growth of our multi-tiered affiliate base and we intend to continue to employ this growth strategy. To manage anticipated growth, we plan to expand our technology to handle increasing volume on our websites and to expand our administrative and marketing organizations to accommodate larger numbers of our affiliates. We must also effectively manage our relationships with the increasing number of retail customers/users of our products. We will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. We cannot assure you that we will be able to:

•	sufficiently and timely improve our technology to handle increasing volume on our websites;

•	expand our administrative and marketing systems effectively, efficiently or in a timely manner to accommodate increasing numbers of our affiliates; or

•	allocate our human resources optimally.

Our inability or failure to manage our growth and expansion effectively could result in strained affiliate and customer relationships based on dissatisfaction with our service to these groups, our failure to meet demand for our products and/or increased expenses to us to resolve these issues, and a consequent significant decrease in the number of our affiliates and end users. Any significant decrease in our affiliate base or the number of retail customers would result in a decrease in revenues.

Ninety-four percent of our revenues for the year ended December 31, 2006 have been derived from sales of our products and services to our multi-tier affiliates, and our future success depends on our ability to continue the growth of our affiliate base, as well as to expand our retail subscriptions and initiate advertising revenue.

To date, our growth has been derived primarily from the expansive growth of our multi-tiered affiliate base. Rather than using traditional advertising and sales methods, we chose to create a multi-tiered affiliate program to develop new customers. Affiliates earn retail commissions on a monthly residual basis by acquiring new customers for us. Affiliates earn additional commissions from the sales activities of affiliates who they personally enroll. These rewards are extended for up to eight generations of affiliates, meaning that an affiliate earns a commission on the sales of the affiliates they have personally enrolled as well as on the sales of second-, third-, and fourth-generation affiliates, potentially eight levels deep. Our affiliate compensation plan is structured on a 3x8 matrix, meaning affiliates can each enroll three affiliates underneath themselves before they begin to build their next organizational level. The layers of three continue down a total of eight levels.

Our success and the planned growth and expansion of our business depends on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will subscribe to our product offerings or that we will continue to expand our customer base. Though we plan to continue to provide tools to our affiliates to enable them to generate sales, we cannot guarantee that the time and resources we spend on these efforts will generate a commensurate increase in users of our product offerings. If we are unable to effectively market or expand our product offerings, and if our affiliate enrollment does not continue to grow, we will be unable to grow and expand our business or implement our business strategy as described in this registration statement. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Our future success depends largely upon our ability to attract and retain a large active base of affiliates who purchase and sell our products. We cannot give any assurances that the productivity of our affiliates will continue at their current levels or increase in the future. Several factors affect our ability to attract and retain a significant number of affiliates, including:

•	on-going motivation of our affiliates;

•	general economic conditions;

•	significant changes in the amount of commissions paid;

•	public perception and acceptance of direct selling;

•	public perception and acceptance of us and our products;

•	the limited number of people interested in pursuing direct selling as a business;

•	our ability to provide proprietary quality-driven products that the market demands; and

•	competition in recruiting and retaining active affiliates.

Our ability to conduct business, particularly in international markets, may be affected by political, economic, legal and regulatory risks, which could adversely affect the expansion of our business in those markets.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to risks associated with international operations, including:

•
the possibility that a foreign government might ban or severely restrict our business method of selling through our affiliates, or that local civil unrest, political instability or changes in diplomatic or trade relationships might disrupt our operations in an international market;

•
the possibility that a government authority might impose legal, tax or other financial burdens on affiliates, as direct sellers, or on our company due, for example, to the structure of our operations in various markets;

•	the possibility that a government authority might challenge the status of our affiliates as independent contractors or impose employment or social taxes on our affiliates;

•	our ability to staff and manage international operations;

•	handling the various accounting, tax and legal complexities arising from our international operations; and

•	understanding cultural differences affecting non-U.S. customers.

We currently conduct activities in Australia, Canada, Mexico, New Zealand and the United Kingdom. We have not been affected in the past by any of the potential political, legal or regulatory risks identified above. While we do not consider these risks to be material in the foreign countries in which we currently operate, they may be material in other countries where we may expand our business.

We are also subject to the risk that due to legislative or regulatory changes in one or more of our present or future markets, our marketing system could be found not to comply with applicable laws and regulations or may be prohibited. Failure to comply with applicable laws and regulations could result in the imposition of legal fines and/or penalties which would increase our operating costs. We may also be required to comply with directives or orders from various courts or applicable regulatory bodies to conform to the requirements of new legislation or regulation, which would detract management’s attention from the operation of our business. Further we could be prohibited from distributing products through our marketing system or may be required to modify our marketing system.

Our services are priced in local currency. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. We do not currently engage in hedging activities or other actions to decrease fluctuations in operating results due to changes in foreign currency exchange rates, although we may do so when the amount of revenue obtained from sources outside of the United States becomes significant.

We also face legal and regulatory risks in the United States, the affect of which could reduce our sales and revenues.

Our marketing program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States, directed at preventing fraudulent or deceptive schemes by ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than investment in the organization or other non-sales-related criteria. These regulatory requirements do not include “bright line” rules and are inherently fact-based. Thus, even though we believe that our marketing program complies with applicable federal and state laws or regulations, we are subject to the risk that a governmental agency or court could determine that we have failed to meet these requirements in a particular case. Such an adverse determination could require us to make modifications to our marketing system, increasing our operating expenses. The negative publicity associated with such an adverse determination could also reduce affiliate and end user demand for our products, which would consequently reduce our sales and revenues.

If we incur substantial liability from litigation, complaints, or enforcement actions resulting from misconduct by our multi-level affiliates, our financial condition could suffer.

Although we use various means to address misconduct by our multi-level affiliates, including maintaining policies and procedures to govern the conduct of our affiliates and conducting training seminars, it is still difficult to detect and correct all instances of misconduct. Violations of our policies and procedures by our affiliates could lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or foreign regulatory authorities against us and/or our affiliates. Litigation, complaints, and enforcement actions involving us and our affiliates could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability and growth prospects.

We have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding affiliate misconduct by any federal, state or foreign regulatory authority.

We may be unable to compete successfully against existing and future competitors, which could decrease our revenue and margins and harm our business.

The social networking and digital communications industries are highly competitive. Our future growth and financial success depend on our ability to further penetrate and expand our user base, as well as our ability to grow our revenue models. Our competitors possess greater resources than we do and in many cases are owned by companies with broader business lines. For example, we encounter competition in the social networking space from www.myspace.com, a company acquired by News Corporation, and we offer video instant messaging services similar to those offered at www.skype.com, a subsidiary of eBay, Inc. There can be no assurance that we will be able to maintain our growth rate or increase our market share in our industry at the expense of existing competitors.

We may not be able to adequately protect our intellectual property rights which would affect our ability to compete in our industry.

Our intellectual property relates to the initiation, receipt and management of digital communications. We rely in part on trade secret, unfair competition, trade dress and trademark law to protect our rights to certain aspects of our intellectual property, including our software technologies, domain names and recognized trademarks, all of which we believe are important to the success of our products and our competitive position. There can be no assurance that any of our trademark applications will result in the issuance of a registered trademark, or that any trademark granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by us to protect our proprietary rights will be adequate to prevent imitation of our products, that our proprietary information will not become known to competitors, that we can meaningfully protect our rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on our intellectual property rights.

We could be required to devote substantial resources to enforce and protect our intellectual property, which could divert our resources from the conduct of our business and result in increased expenses. In addition, an adverse determination in litigation could subject us to the loss of our rights to particular intellectual property, could require us to grant licenses to third parties, could prevent us from selling or using certain aspects of our products or could subject us to substantial liability, any of which could reduce our sales and/or result in the entry of additional competitors into our industry.

We may become subject to litigation for infringing the intellectual property rights of others the affect of which could cause us to cease marketing and exploiting our products.

Others may initiate claims against us for infringing on their intellectual property rights. We may be subject to costly litigation relating to such infringement claims and we may be required to pay compensatory and punitive damages or license fees if we settle or are found culpable in such litigation. In addition, we may be precluded from offering products that rely on intellectual property that is found to have been infringed by us. We also may be required to cease offering the affected products while a determination as to infringement is considered and could eventually be required to modify our products to cease the infringing activity. These developments could cause a decrease in our operating income and reduce our available cash flow, which could harm our business and cause our stock price to decline.

We may have to expend significant resources developing alternative technologies in the event that third party licenses for intellectual property upon which our business depends are not available or are not available on terms acceptable to us.

We rely on certain intellectual property licensed from third parties and may be required to license additional products from third parties in the future. There can be no assurance that these third party licenses will be available or will continue to be available to us on acceptable terms or at all. Our inability to enter into and maintain any license necessary for the conduct of our business could result in our expenditure of significant capital to develop or obtain alternate technologies and to integrate such alternate technologies into our current products, or could result in our cessation of the development or sales of products for which such licenses are necessary.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. In particular, we are heavily dependent on the continued services of Craig Ellins and the other members of our senior management team. We do not have long-term employment agreements with any of the members of our senior management team, each of whom may voluntarily terminate his or her employment with us at any time. Following any termination of employment, these employees would not be subject to any non-competition covenants or non-solicitation covenants. The loss of any key employee, including members of our senior management team, could result in a decrease in the efficacy with which we implement our business plan due to the loss of our experienced managers, increased competition in our industry and could negatively impact our sales and marketing operations. Our inability to attract highly skilled personnel with sufficient experience in our industry could result in less innovation in our products and a consequent decrease in our competitive position, and a decrease in the quality of our service to our affiliates and end users and a consequent decrease in our sales, revenue and operating income.

Our senior management had no experience managing a publicly traded company prior to serving as our executive officers. This lack of experience may divert our management’s attention from operations and harm our business.

Prior to serving as our executive officers, our management team had no experience managing the reporting requirements of the federal securities laws as the Chief Executive Officer and Chief Financial Officer of a publicly traded company. Management will be required to implement appropriate programs and policies to comply with existing disclosure requirements and to respond to increased reporting requirements pursuant to Section 404 of the Sarbanes-Oxley Act. These increased requirements include the preparation of an internal report which states the responsibility of management for establishing and maintaining an adequate internal control structure and procedures for financial reporting and containing an assessment, as of the end of each fiscal year, of the effectiveness of the internal control structure and procedures for financial reporting. Management’s efforts to familiarize itself with and to implement appropriate procedures to comply with the disclosure requirements of the federal securities laws could divert its attention from the operation of our business. Management’s failure to comply with the disclosure requirements of the federal securities laws could lead to the imposition of fines and penalties by the Securities and Exchange Commission (“SEC”) or the cessation of quotation of our common stock on the OTC Bulletin Board.

If we are not able to respond to the adoption of technological innovation in our industry and changes in consumer demand, our products will cease to be competitive, which could result in a decrease in revenue and harm our business.

Our future success will depend, in part, on our ability to keep up with changes in consumer tastes and our continued ability to differentiate our products through implementation of new technologies. We may not, however, be able to successfully do so, and our competitors may be able to implement new technologies at a much lower cost. These types of developments could render our products less competitive and possibly eliminate any differentiating advantage that we might hold at the present time.

Other Risks Related to an Investment in Our Common Stock

There is limited trading, and consequently limited liquidity, of our common stock.

Bid and ask prices for shares of our common stock are quoted on the OTC Bulletin Board under the symbol “DFXN.” Although prices for our shares of common stock are quoted on the OTC Bulletin Board, there is limited trading of our common stock and our common stock is not broadly followed by securities analysts. The average daily volume of our common stock as reported on the OTC Bulletin Board for the twelve-month periods ended December 31, 2006 and 2005 were approximately 4,248 shares and 395 shares, respectively. Consequently, shareholders may find it difficult to sell shares of our common stock.

While we are hopeful that we will command the interest of a greater number of investors and analysts, more active trading of our common stock may never develop or be maintained. More active trading generally results in lower price volatility and more efficient execution of buy and sell orders. The absence of active trading reduces the liquidity of our common stock. As a result of the lack of trading activity, the quoted price for our common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you purchased such shares.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including announcements of new products or services by our competitors. In addition, the market price of our common stock could be subject to wide fluctuations in response to a variety of factors, including:

•	quarterly variations in our revenues and operating expenses;

•	developments in the financial markets, and the worldwide or regional economies;

•	announcements of innovations or new products or services by us or our competitors;

•	fluctuations in merchant credit card interest rates;

•	significant sales of our common stock or other securities in the open market; and

•	changes in accounting principles.

In the past, shareholders have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a shareholder were to file any such class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business to respond to the litigation, which could impact our productivity and profitability.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Upon the effectiveness of any registration statement that we may file with respect to the resale of shares held by our shareholders, a significant number of our shares of common stock may become eligible for sale. The sale of these shares could depress the market price of our common stock. Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of common stock.

Moreover, as additional shares of our common stock become available for resale in the open market (including shares issued upon the exercise of our outstanding options and warrants), the supply of our publicly traded shares will increase, which could decrease its price.

Some of our shares may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market price of our shares. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC of a notification on Form 144, sell into the market shares up to an amount equal to 1% of the outstanding shares.

The sale of securities by us in any equity or debt financing could result in dilution to our existing shareholders and have a material adverse effect on our earnings.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing shareholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our shareholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

Our officers, directors and principal shareholders, controlling approximately 75% of our outstanding common stock, can exert significant influence over us and may make decisions that are not in the best interests of all shareholders.

Our officers, directors and principal shareholders (greater than 5% shareholders) collectively control approximately 75% of our outstanding common stock. As a result, these shareholders will be able to affect the outcome of, or exert significant influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our articles of incorporation, as amended, our bylaws and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements regarding proposed new services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our failure to implement our business plan within the time period we originally planned to accomplish; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling shareholders. The proceeds from the sale of each selling shareholder’s common stock will belong to that selling shareholder.

MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Common Stock

Our common stock is quoted on the OTC Bulletin Board under the symbol “DFXN.” The following table sets forth, for the periods indicated, the high and low bid information for our common stock, as determined from sporadic quotations on the OTC Bulletin Board. The information has been adjusted to reflect a 1-for-50 reverse stock split of our common stock which took effect on August 1, 2006, after the periods presented. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

Year Ended December 31, 2005
First Quarter	$2.00	$1.50
Second Quarter	$72.50	$1.00
Third Quarter	$8.00	$4.00
Fourth Quarter	$25.00	$4.50

Year Ended December 31, 2006
First Quarter	$20.00	$1.50
Second Quarter	$16.50	$5.00
Third Quarter	$15.50	$2.00
Fourth Quarter	$10.50	$4.00

On April 25, 2007, the closing sales price of our common stock as reported on the OTC Bulletin Board was $4.15 per share. As of April 25, 2007, there were approximately 157 record holders of our common stock.

Dividends

We have never paid dividends on our common stock. We intend to retain our future earnings to re-invest in our ongoing business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting our operating results, financial condition and liquidity and cash flows for the fiscal years ended December 31, 2006 and 2005. All financial information that follows is that of our company, our company’s wholly-owned subsidiary VMdirect, L.L.C. and VMdirect, L.L.C.’s wholly-owned U.K. subsidiary, and our company’s wholly-owned Nevada subsidiaries. The discussion and analysis that follows should be read together with our Consolidated Financial Statements included elsewhere in this registration statement. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control.

Overview

We are a digital communications and social networking company that, directly and through a multi-tiered affiliate program, offers a suite of proprietary digital communication tools, including video email, video instant messaging, live webcasting, podcasting, blogging, and digital vault storage. Our social networking website, www.helloWorld.com, operated by our wholly-owned subsidiary, DigitalFX Networks, LLC, a Nevada limited liability company, targets users from ages 18 to 65. The site features a full suite of digital communication tools, and affiliates and retail customers pay a monthly subscription fee to use the tools and participate in the social network. Additionally, our website, www.vmdirect.com, operated by our wholly-owned subsidiary VMdirect, offers affiliates the tools necessary to effectively market and distribute our digital communication tools.

Our multi-tiered affiliate program drives the growth of our business. Rather than using traditional advertising and marketing methods, we chose to create a multi-tiered affiliate program to develop new customers. Affiliates earn retail commissions on a monthly residual basis by acquiring new retail customers for us. Affiliates earn additional commissions from the sales activities of affiliates who they personally enroll. These rewards are extended for up to eight generations of affiliates, meaning that an affiliate earns a commission on the sales of the affiliates they have personally enrolled as well as on the sales of second-, third-, and fourth-generation affiliates, potentially eight levels deep. Our affiliate compensation plan is structured on a 3x8 matrix, meaning affiliates can each enroll three affiliates underneath themselves, before they begin to build their next organizational level. The layers of three continue down a total of eight levels.

The market for our services is relatively new and rapidly evolving and growing. Social networking and streaming media are areas of high interest, dominating both the consumer and financial press. According to the Aberdeen Group, the streaming media industry is expected to grow from $2 billion in 2004 to an estimated $12 billion by 2008. We expect that the annual rate of growth of adoption of streaming media tools in 2007 will exceed 2006 as more users become comfortable with this technology, the Internet and personal computer usage.

Social networking sites are also among the fastest growing Web destinations. In May 2006, the top 10 social networking sites combined for over 1/3 of total unique Internet visits. Other trends in our favor include the dispersion of families and friends around the country and globe who want to visually communicate on a regular basis and the desire of many companies to reduce resources spent on employee air and automobile travel. We differentiate ourselves from other social networking sites by allowing our members to retain copyright and ownership of all the content that they have created.

We intend to continue to grow our business through continued product enhancements with additional features and functionality; the extension of the DigitalFX Studio to small businesses and enterprise customers; and by offering ancillary products and services through the affiliate program. In 2007, we intend to initiate a traveling leadership seminar called the One Vision Tour that will deliver substantial training to affiliates and potential new customers. The seminar will encompass marketing techniques to facilitate expansion of existing businesses and leadership skills to manage growing organizations.

During 2007, we also plan to pursue strategic, accretive acquisition opportunities to accelerate growth. We will evaluate prospects that are synergistic and look to invest in businesses or technologies that offer complementary products or services that enhance our business model.

We have also engaged an experienced multi-tiered marketing consultant who has lived and worked extensively in Europe and Asia to facilitate our international expansion. His initial objectives in 2007 are to accelerate growth in the United Kingdom and establish the infrastructure and translations necessary to enroll subscribers in two European countries by the end of the year. We anticipate realizing revenues from these new markets in 2007.

General

Net sales are comprised of gross sales less credits, returns, chargebacks and allowances.

Cost of revenues consists primarily of technology fees, portal content and support costs, cameras and training materials in business packages, fulfillment expenses, inbound and outbound freight costs, direct expenses for sales and training conferences, purchased merchandise, and reserve for inventory obsolescence.

Commission expenses include all monies earned by affiliates in our multi-tiered program. When a sale is made from us to a customer through the efforts of our affiliate network, the sale is recorded as revenue and the affiliates earn commissions as a percentage of this sale. We have no other internal sales expenses.

Other operating expenses consist of product development, marketing, technical and customer support, general and administrative and equity-based compensation.

The exchange transaction was accounted for as a reverse merger (recapitalization) with VMdirect deemed to be the accounting acquirer, and us deemed to be the legal acquirer. Immediately prior to the exchange transaction, we had no material operations, assets, or liabilities. Accordingly, for all meaningful purposes, the following discussion, which represents a discussion of the operations of our wholly-owned subsidiary, VMdirect, for the periods presented, represents a discussion of our operations for the periods presented.

Results of Operations

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

The following table presents revenue by category for the years ended December 31, 2006 and 2005.

Revenue:	2006	2005

Affiliate business packages	$7,745,400	$1,959,700
Upgrades to business packages	1,551,300	477,400
Subscription fees for access plans	11,848,400	2,311,000
Merchandise and shipping fees	920,700	179,400
Conferences and events	734,200	140,500
Total Revenue	$22,800,000	$5,068,000

Revenues increased $17,732,000 in 2006 or 350% to $22,800,000 from $5,068,000 in 2005. This increase related to significant growth in the number of affiliates and retail customers across all products and services offered by us and included geographic expansion into Australia and New Zealand in the first quarter of 2006.

Affiliate business package revenues increased $5,785,700 to $7,745,400 in 2006 from $1,959,700 in 2005. In 2006, we experienced a 300% increase in the number of new affiliates that enrolled versus 2005. Of the new enrollees, we had a 20% favorable price swing due to affiliates joining at a higher level in 2006 than in 2005. Revenue related to affiliate upgrades increased $1,052,000 from $477,000 to $1,551,000. During 2006, approximately 1,500 affiliates elected to upgrade to a higher level once enrolled, versus 500 affiliates upgrading in 2005.

Subscription fees for access plans revenue from affiliates and retail customers increased $9,537,000 to $11,848,000 in 2006 from $2,311,000 in 2005. We started the year with approximately 4,000 active affiliates and ended the year with approximately 14,000, an increase of 245%. Additionally, we started the year with 3,000 active retail customers and ended the year with approximately 12,000, an increase of 290%. We offer retail access plans at $9.95, $29.95 and $39.95 per month. During 2006, more of these customers enrolled in plans at a higher monthly price than in 2005. This change, coupled with the growth in both retail customers and affiliates, and new affiliates electing a higher level, accounted for the increase in subscription revenue.

In January 2006, we initiated sales in Australia and New Zealand which contributed $1,862,000, accounting for 8% of sales and 11% of our sales growth. At December 31, 2006 we had over 1,600 customers in these two countries.

Merchandise sales consisting of web cameras and branded apparel increased $250,000 to $322,000 in 2006 from $72,000 in 2005 due to the increase in both affiliates and retail customers. Shipping and handling revenues increased $491,000 to $599,000 in 2006 from $108,000 in 2005 due to the volume of business packages and merchandise sold.

Other revenue is comprised of registration fees for sales conferences and events. During 2006, two conferences were held in May and September, versus only one event in 2005. Additionally, attendance was significantly higher at both of the 2006 conferences.

Gross Profit increased $14,536,000 to $18,356,000 in 2006 from $3,820,000 in 2005. As a percentage of sales, gross profit increased from 75% of sales to 81% from 2005 to 2006. This improvement was due to the leveraging of fixed cost elements (3%) and to reductions in the purchase price of items in the business packages due to quantity discounts (5%). This was offset by expenses for the sales conferences (-2%).

Commission expenses increased $8,118,000 to $10,459,000 in 2006 from $2,341,000 in 2005 due to the increase in sales. As a percent of sales on an annual basis, commissions remained constant in 2005 and 2006 at 46%. However, the quarterly pattern in 2006 reflects a steady reduction in this percentage: Q1: 50%; Q2: 47%; Q3: 45%; and Q4: 44%.

We expect commissions in 2007 to continue to decrease as a percent of sales based on changes to discretionary elements in the current program and structural differences in the commission program for small business and enterprise sales which we project to commence in 2007.

The following table represents a breakdown of other operating expenses for the years ended December 31, 2006 and 2005. These comparisons are not necessarily indicative of future spending.

	2006	2005

Marketing	$838,000	$376,000
Technical and customer support	1,139,000	591,000
Product development	1,278,000	292,000
General and Administrative	3,172,000	1,265,000
Equity-based compensation	305,000	122,000
Total Other Operating Expenses	$6,732,000	$2,646,000

Other operating expenses decreased as a percentage of revenue from 52% in 2005 to 30% in 2006. Of the 22 percentage point improvement, 15 percentage points are due to leverage in $1,005,000 of fixed costs and seven percentage points are due to the remaining variable expenses increasing at a lower rate than sales increased.

Marketing expenses increased $462,000 to $838,000 in 2006 from $376,000 in 2005. The increase in 2006 related to additional staffing ($328,000), video production and design ($94,000) and affiliate incentive and recognition programs ($40,000).

Technical and customer support expenses increased $548,000 to $1,139,000 in 2006 from $591,000 in 2005. These expenses include employee costs, outsourcing, programming, and software amortization and maintenance. The increase in 2006 was for additional staffing ($289,000), and outsourced services ($259,000) which relate directly to the growth in our customer base.

Product development costs increased $987,000 to $1,278,000 in 2006 from $292,000 in 2005. Product development outsourced to third parties consisted of discrete project work. Through December 31, 2006, six independent contractors were used on separate projects. Product development costs increased in 2006 due to the development of our 5.0 digital media platform that features added functionality, including podcasting, enhanced email and IM messaging and blogging, and to the design and creation of our Learning Media System. We estimate that our product development costs for 2007 will be similar to those incurred in 2006 as we continue to add features and functionality to the DigitalFX Studio and as we prepare for extension of our products to small businesses and enterprise companies. We expect spending for these initiatives to be higher in the first half of the year.

General and Administrative expenses increased $1,907,000 to $3,172,000 in 2006 from $1,265,000 in 2005. These expenses include employee costs in operations, finance, human resources and corporate, and merchant processing fees, facilities costs, professional services, depreciation and risk management premiums. The increase in 2006 was related to credit card processing fees which fluctuate directly with sales ($629,000), employee costs for staffing additions ($614,000), costs associated with being a public company ($450,000), increases in utilities and facility expenses ($101,000) and consulting fees ($113,000).

We expect that our other operating expenses will continue to decrease as a percentage of net sales if we are able to increase our net sales through international expansion and customer growth. We expect this reduction in operating expenses as a percent of sales will be partially offset by additional legal, administrative and translation costs to establish operations in foreign countries, the full-year costs of operating as a public company, and additional expenses in 2007 to further comply with regulations imposed by the Sarbanes Oxley Act of 2002.

Equity-based compensation increased $183,000 to $305,000 in 2006 from $122,000 in 2005. Our equity-based compensation expense represents the amortization of deferred equity-based compensation over the vesting period of stock options granted to employees and of common stock warrants granted to non-employees. The expense was due to new option grants during 2006 ($130,000) and to the effects of the fluctuation in our stock price on the recognition of expenses on warrants granted to non-employees ($53,000).

Operating Income (Loss) increased $2,332,000 from an operating loss of $1,167,000 in 2005 to operating income of $1,165,000 in 2006. This improvement was due to our revenue growth and leverage in the cost of revenues and other operating expenses.

Other Expenses increased $516,000 to $572,000 in 2006 from $56,000 in 2005. The increase was due to fees associated with the exchange transaction in June ($635,000 net of interest income of $52,000). Other expenses in 2005 were comprised of expenses to start up operations in the United Kingdom, Australia and New Zealand. Interest Income is comprised of interest earned on our cash and short term investments. Interest income increased due to higher cash balances and to higher interest yields.

Liquidity and Capital Resources

Our cash requirements are principally for working capital. Historically, we funded our working capital needs through the sale of equity interests and through additional capital contributions by our former members. We have generated net positive cash flow from operations since the fourth quarter of 2005.

For the year ended December 31, 2006, cash provided by operating activities was $1,386,000 and consisted of net income of $480,000, increased by non-cash items of $264,000 and by $642,000 due to changes in other operating assets and liabilities. The latter consisted of increases in accounts payable and accrued expenses of $1,555,000, a decrease in inventory of $19,000 offset by increases in accounts receivable of $22,000 and prepaids, merchant reserves and deposits of $908,000.

For the year ended December 31, 2005, cash used in operating activities was $431,000 and consisted of a net loss of $1,223,000, increased by non-cash items of $200,000 and decreased by $592,000 due to changes in other operating assets and liabilities. The latter consisted of increases in accounts payable and accrued expenses of $761,000 partially offset by increases in current assets of $162,000 and other assets of $7,000.

Investing Activities during the year ended December 31, 2006 of $547,000 and 2005 of $279,000 were the result of capital expenditures for computer and video equipment and software licenses.

Financing Activities during the years ended December 31, 2006 and 2005 consisted of proceeds from the sale of equity interests ($4,941,000 in 2006), proceeds from the exercise of warrants ($43,000 in 2006), capital contributions by former members ($1,002,000 in 2005) and the payoff of a note payable ($50,000 in 2005). Net cash provided by financing activities increased $3,708,000 to $4,667,000 from $959,000.

On December 22, 2006, we entered into a Securities Purchase Agreement with Kingdon Associates, Kingdon Family Partnership, L.P. and M. Kingdon Offshore Ltd. (the “Investors”) pursuant to which we agreed to sell to the Investors an aggregate of 1,000,000 shares of our common stock at a per share price of $4.75 for gross proceeds of $4.75 million. The transactions contemplated by the Securities Purchase Agreement closed on December 27, 2006, with net proceeds to us of approximately $4.36 million, after payment of commissions and expenses, which we presently intend to use for general working capital purposes.

We expect that with our present cash flows from operating activities, we will have adequate working capital to continue to grow our operations and develop our products, international markets and business plan as anticipated. While there is currently no definitive plan of debt or equity financing, there is no assurance that external financing will be available if needed in the future, or if available, that it would be available on terms acceptable to us.

Our business benefits from low capital expenditure requirements. Our capital expenditures for 2007 will be for the completion of our business software implementations in the first quarter of the year, and for additional computer equipment and for leasehold improvements, furniture and fixtures related to the relocation in Las Vegas of our corporate offices later in the year.

Credit Facilities

In Fiscal 2005, we set up a business credit line with Wells Fargo Bank for $65,000 at an annual percentage rate of 12.75%. Our MasterCard account is linked to this line of credit which we utilize on a monthly basis. The balance is paid off in full on a monthly basis when due.

Debt

On August 22, 2002, we issued a promissory note in the principal amount of $50,000 to an individual in order to fund working capital needs. The note accrued interest at a rate of 5%. The note and accrued interest were paid in full in April 2006.

Backlog

Backlog is only relevant to our affiliate business packages and merchandise sales, as all subscription services are delivered upon enrollment or at monthly renewal. We do not believe that backlog is a meaningful indicator of future business prospects due to the short period of time from affiliate business package and merchandise order to product shipment. Most products are shipped one to two days from the date ordered; therefore, backlog information is not material to an understanding of our business.

Geographic Information

The breakdown of revenues generated by geographic region for the years ended December 31, 2006 and 2005 is as follows:

	December 31, 2006	December 31, 2005

United States, Canada & Mexico	89%	88%
United Kingdom	3%	12%
Australia	7%	-
New Zealand	1%	-
	100%	100%

Critical Accounting Policies

We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses during the year. Actual results could differ from those estimates. We consider the following policies to be most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition and cash flows.

Revenue Recognition

We generate revenue through (i) sales of affiliate business packages and selling aids to affiliates which include cameras, sales literature, and training videos, and the initial month’s subscription to our internet-based suite of products which includes a wide spectrum of streaming video content and an integrated suite of streaming media applications, including video email, video chat, and live web-casting, (ii) sales of monthly subscriptions to retail customers and the recurring subscription to affiliates to the internet-based suite of products identified above, (iii) sales of branded apparel and merchandise, and (iv) hosting conferences and events.

Affiliate Business Packages

We recognize revenue from the sales of the cameras and selling aids within the business package, including shipping revenue, in accordance with SAB No. 104, “Revenue Recognition,” when persuasive evidence of an order arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Generally, these criteria are met at the time the product is shipped to our customers when title and risk of loss have transferred. Products usually ship within 48 hours of the customer’s on-line order. We consider all deliverables of this element of the package to be met at this point. Costs incurred for the shipping and handling of our products are recorded as cost of sales as incurred.

Allowances for subsequent customer returns of affiliate business packages are provided when revenues are recorded. Affiliate business packages returned within the first 30 days of purchase are refunded at 90 percent of the sales price. Returned products that were damaged during shipment to the customer is replaced immediately at our expense. On a monthly basis, we calculate a sales allowance which is an estimate of refunds for package returns that are within the 30 day time frame that have not yet been returned or processed. The estimate is based on an analysis of the historical rate of package returns using data from the four months preceding the date of measurement. We have found that this method approximates actual returns for the next 30 days. Increases or decreases to the sales allowance are charged to revenue.

The Company recognizes revenue from sale of the affiliate’s initial month’s subscription to the internet-based suite of products in accordance with generally accepted accounting principals and based on the fair value of such suite of products. Fair value is determinable because the subscription fee is thereafter billed monthly at a fixed rate based on the level of service selected. Access to the internet-based studio suite of the products is delivered together, and the individual products within the suite cannot be sold separately. Access is delivered immediately upon sign up and order acceptance.

A monthly subscription is cancellable at any time. The relevant subscription fee is fully refundable if such cancellation is made in writing in accordance with the Company’s policies but only for the current month. The Company provides a reserve for cancellations.

Monthly Subscriptions

We sell subscriptions for our internet-based studio suite of products through a unique multi-tiered affiliate program using non-related independent distributors, known as affiliates. We also market subscriptions directly to retail customers who purchase them for their personal use.

We recognize revenue from sales of a month’s subscription to retail customers and sales to affiliates for their recurring subscription to the internet-based suite of products in accordance with generally accepted accounting principals and based on the fair value of such suite of products. Fair value is determinable because the subscription fee is billed at a fixed rate based on the level of service selected. A monthly subscription is cancellable at any time.

If cancelled within the first 30 days after enrollment, 90% of the fee is refunded, pro-rated for the number of days not used during the month. If a subscription is cancelled after the first month of service, a full refund is issued for the month if the cancellation is received in writing within 48 hours of the renewal billing. No refund is issued if a subscription is cancelled more than 48 hours after the renewal billing for the month. We record an allowance for subscription cancellations based on an analysis of historical data for the four months preceding the date of measurement. We apply a cancellation percentage to subscription revenue that is subject to cancellation within the first 30 days of enrollment or 48 hours of renewal. The accuracy of these estimates is dependent on the rate of future cancellations being consistent with the historical rate. Increases or decreases to the sales allowance are charged to revenue.

Apparel and Merchandise

We also sell select products to affiliates to assist them in building their businesses and in selling subscriptions to the portal. These products include cameras, branded apparel and other merchandise. Revenue for these sales, including shipping revenue, are recognized when all the criteria of SAB No. 104 described above are met, which is generally upon shipment.

Conferences and Events

We also earn fees for certain events we host such as sales and training conferences and seminars. Revenue is recognized when all of the criteria of SAB No. 104 described above are met, which is generally after the event has occurred. Amounts collected prior to the event are reflected as deferred revenue, and recognized after the event has occurred.

Allowance for Doubtful Accounts

Our receivables consist entirely of receivables from credit card companies, arising from the sale of product and services to our customers. We do not record an allowance for doubtful accounts on these receivables, as monies processed by credit card processors are collected 100% within three to five days.

Inventories

Inventories are valued at the lower of cost or market. They are written down, as required, to provide for estimated obsolete or unsalable inventory based on assumptions about future demand for our products and market conditions. If future demand and market conditions are less favorable than management’s assumptions, additional inventory write-downs could be required. Likewise, favorable future demand and market conditions could positively impact future operating results if written-off inventory is sold.

Stock-Based Compensation

We account for stock option and warrant grants issued to non-employees using the guidance of SFAS No. 123R, “Accounting for Stock-Based Compensation” and EITF No. 96-18: “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair value of such option and warrant grants is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 was amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” which required companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. Through December 31, 2005, we accounted for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options was measured as the excess, if any, of the fair market price of our stock at the date of grant over the amount an employee must pay to acquire the stock.

As the exercise price of stock options and warrants issued to employees was not less than the fair market value of the Company’s common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method, there was no related compensation expense for options issued to employees recorded in our 2005 consolidated financial statements. The fair value of stock options and warrants issued to officers, directors and employees on the date of grant was estimated using the Black-Scholes option-pricing model, and the effect on our results of operations was required to be disclosed as if such stock options and warrants had been accounted for pursuant to SFAS No. 123.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123R superseded APB No. 25 and amended SFAS No. 95, “Statement of Cash Flows.” Effective January 1, 2006, SFAS No. 123R requires that we measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards.

We adopted SFAS No. 123R effective January 1, 2006, and are using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date (see Note 6, Stock Options and Warrants).

We estimate the fair value of stock options pursuant to SFAS No. 123R using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock and the expected life of stock options. Projected data related to the expected volatility of stock options is based on the average volatility of the trading prices of comparable companies and the expected life of stock options is based upon the average term and vesting schedules of the options. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of the Company’s employee stock options.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. We do not believe the adoption of SFAS No. 157 will have a material, if any, effect on our results of operations, financial position, or cash flows.

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109,” which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not believe the adoption of FIN 48 will have a material, if any, effect on our results of operations, financial position, or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. We adopted the bulletin during 2006. The adoption did not have a material effect on results of operations, financial position, or cash flows.

Qualitative and Quantitative Disclosures About Market Risk

We currently have limited financial market risks from changes in foreign currency exchange rates or changes in interest rates and do not use derivative financial instruments. For the year ended December 31, 2006, 3% of total revenue is denominated in British pounds, 7% in Australian dollars and 1% in New Zealand dollars. In the future, we expect to enter into transactions in additional currencies. An adverse change in exchange rates would result in a decline in income before taxes, assuming that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or foreign currency sales price as competitors’ products become more or less attractive.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements or financing activities with special purpose entities.

BUSINESS

Corporate History

We were incorporated on January 23, 1991 under the laws of the state of Florida. Prior to November 2001, we provided intelligent message communications services to enterprises in the travel and hospitality sectors. In November 2001, we sold substantially all of our assets to Avery Communications, Inc. (“Avery”) after which we continued without material business assets, operations or revenues.

On June 22, 2004, we consummated the transactions contemplated by a certain Securities Purchase Agreement dated June 10, 2004, by and among the Company, Keating Reverse Merger Fund, LLC, Thurston Interests, LLC and certain other shareholders of the Company. The transactions resulted in a change of control of the Company. Prior to this transaction Thurston Interests, LLC was our majority shareholder. Thurston Group, Inc., one of Thurston Interests, LLC’s related entities, provided consulting services to us in connection with potential financing, merger and/or acquisition transactions. Thurston Communications Corporation, another of Thurston Interests, LLC’s related entities, engaged in several bridge financings of Aelix, Inc., a former subsidiary of the Company. Thurston Interests, LLC and its related entities are hereinafter referred to as “Thurston.”

Prior to entering into the Purchase Agreement, our debt owed to Thurston in the principal amount of $4,686,799, together with accrued interest totaling $1,840,921, was satisfied by our issuance of a convertible promissory note in the principal amount of $1,228,870 (the “First Note”) and a convertible promissory note in the principal amount of $60,000 (the “Second Note”) to Thurston. Both notes were convertible into our common stock at a conversion price of $2.50 per share. Thurston, our majority shareholder prior to the closing of the transactions contemplated under the Purchase Agreement, also paid, on our behalf, an outstanding promissory note in the amount of $200,000, plus interest of $10,667, and assumed certain accounts payable and accrued expenses totaling $166,437.

We also settled with an unrelated party a debt in the amount of $100,000, together with accrued interest, by the issuance of a $27,500 note, which was convertible, at the election of the holder, into shares of our common stock at $2.50 per share.

Pursuant to the Purchase Agreement, (i) Thurston and the other shareholders sold 177,122 previously issued shares of our common stock to KRM Fund, for a purchase price of approximately $1.9196 per share; (ii) Thurston sold the First Note to KRM Fund; (iii) KRM Fund converted the First Note into 491,548 shares of our common stock, at a conversion price of $2.50 per share; and (iv) we issued KRM Fund 20,000 shares of our common stock for a total purchase price of $50,000, or $2.50 per share. Additionally, Thurston converted the Second Note into 24,000 shares of our common stock, at a conversion price of $2.50 per share.

Immediately following the closing of the Purchase Agreement, KRM Fund purchased from an unrelated party a convertible promissory note issued by us in the principal amount of $27,500, which was convertible into shares of our common stock at a conversion price of $2.50 per share. KRM Fund in turn converted this note into 11,000 shares of our common stock.

Effective as of the closing of the Purchase Agreement, Patrick J. Haynes, III resigned as our Chief Executive Officer and a director, Robert T. Isham, Jr. resigned as a director, Thomas C. Ratchford resigned as our Chief Financial Officer, and Kevin R. Keating was appointed as our sole director, President, Treasurer and Secretary. Concurrently, our principal executive office was moved to 936A Beachland Boulevard, Suite 13, Vero Beach, FL 32963.

We have no ongoing relationship with Thurston. We are aware that Thurston continues to own shares of our common stock.

On October 31, 2004, we entered into a Letter of Intent to acquire Taxus (Cayman) Inc., a company incorporated under the laws of the Cayman Islands (“Taxus”). Taxus owns and operates its business through a Chinese wholly-owned foreign enterprise, which has exclusive management and licensing agreements with Beijing Taxus Co. Ltd., a private Chinese enterprise (“Beijing Taxus”). Beijing Taxus was established in 2000 and is currently headquartered in Beijing, China. Beijing Taxus is a bio-tech company specializing in the research, breeding and extraction of Taxus plants, also known as yew trees. Effective April 13, 2005, we terminated this Letter of Intent due to the failure of Taxus to deliver U.S. GAAP financial statements and the appropriate Chinese regulatory approvals within 60 days of the date of the Letter of Intent.

On April 25, 2005, we entered into a Letter of Intent to acquire Private Brands, Inc., a California corporation (“Private Brands”) from Tarrant Apparel Group, a California corporation (“Tarrant”). Private Brands is a wholly-owned subsidiary of Tarrant. Private Brands is a Los Angeles, California based apparel company focused on acquiring or exclusively licensing rights to brand names. Effective June 16, 2005, the parties mutually agreed to terminate this Letter of Intent.

Effective August 11, 2005, we entered into an Exchange Agreement with Elwin Group Limited, an International Business Company incorporated in the British Virgin Islands (“Elwin”), each of the equity owners of Elwin (the “Elwin Members”), and KRM Fund. Elwin through its affiliates and controlled entities is a producer of primary aluminum ingots. Effective September 21, 2005, we terminated the Exchange Agreement with Elwin due to the failure of the transactions contemplated thereunder to have been consummated by September 15, 2005.

On December 15, 2005, we entered into an agreement and plan of merger with EcoTechnology, Inc., a Delaware corporation (“EcoTech”) and Qorus Acquisition, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”). EcoTech is in the business of designing, building, owning and operating industrial plants that deploy a state-of-the-art, proprietary thermal drying and gasification process to reduce human waste (commonly referred to in the industry as “sludge” or “biosolids”) into dry bio-ash that is beneficially reused in mulch, fertilizer, and building products. Effective February 8, 2006, we terminated this Merger Agreement due to the failure of the transactions contemplated thereunder to have been consummated by January 31, 2006.

Effective February 23, 2006, we entered into an Exchange Agreement with Shiming (Cayman) Co., Ltd., (“Shiming”), an exempted company incorporated in the Cayman Islands with limited liability, each of the equity owners of Shiming (the “Shiming Shareholders”), and KRM Fund. Shiming through its affiliates and controlled entities were engaged in the research and development, product design, marketing and product support of mainly high speed broadband server hardware and multimedia software. Effective March 15, 2006, we terminated this Exchange Agreement with Shiming due to Shiming’s failure to provide audited financial statements prepared in accordance with U.S. GAAP.

Keating Securities introduced us to each of Taxus (Cayman) Inc., Private Brands, Inc., Elwin Group Limited, Eco Technology, Inc. and Shiming (Cayman) Co., Ltd. To our knowledge, Keating Securities, LLC did not receive any consideration in connection with these introductions and to our knowledge, did not, and currently does not, have any relationship with each of the proposed reverse merger candidates.

On May 23, 2006, we entered into an Exchange Agreement with VMdirect, L.L.C., a Nevada limited liability company, the members of VMdirect holding a majority of its membership interests, and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on June 15, 2006. At the closing, we acquired all of the outstanding membership interests of VMdirect from the VMdirect Members, and the VMdirect Members contributed all of their Interests to us. In exchange, we issued to the VMdirect Members 1,014,589 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our board of directors on June 22, 2006, of amendments to our articles of incorporation that (i) changed our name to DigitalFX International, Inc., (ii) increased our authorized number of shares of common stock to 100,000,000, and (iii) adopted a 1-for-50 reverse stock split, on August 1, 2006 converted into approximately 21,150,959 shares of our common stock. We also assumed options currently exercisable to purchase 962,499 shares of our common stock and warrants currently exercisable to purchase 1,552,495 shares of our common stock. Based on the closing price of our common stock as reported by the NASDAQ Stock Market on June 15, 2006, the 21,150,959 shares of our common stock underlying the Preferred Shares issued pursuant to the Exchange Agreement had an aggregate value of $158,632,192.

The following parties constituted the VMdirect Members: Craig Ellins, Amy Black, The Richard Kall Family Trust, Lizanne Kall, David Weiner, Family Products, LLC, Bruce Raben, the Bruce I. Raben Living Trust, Joe Bianco, Jorel Management Corp., Mathias Venture Partners, LLC, Peter Newman, Woodman Management Corporation, SAM Venture Partners, Lorne Walker, Kurt Adelman, Douglas and Terry McNamara, Beverly C. Wolfe, Strategic Turnaround Equity Partners, L.P. (Cayman), MER Investments, Inc. and John Pretto.

At the closing, VMdirect became our wholly-owned subsidiary. The exchange transaction was accounted for as a reverse merger (recapitalization) with VMdirect deemed to be the accounting acquirer, and us deemed to be the legal acquirer.

As a result of the closing of the transactions contemplated by the Exchange Agreement, the VMdirect Members, together with holders of options and warrants to purchase VMdirect membership interests, held approximately 23,665,953 shares of our common stock on a fully-diluted and as converted to common stock basis, representing approximately 96.2% of our outstanding shares of common stock on a fully-diluted and as converted to common stock basis, and our shareholders existing immediately prior to the closing held approximately 923,961 shares of our common stock on a fully-diluted basis, representing approximately 3.8% of our outstanding shares of common stock on a fully-diluted basis.

Following the closing of the transactions contemplated by the Exchange Agreement, Craig Ellins, VMdirect’s Chief Executive Officer and one of its former members and managers, became our Chairman, Chief Executive Officer and President, and Lorne Walker, VMdirect’s Chief Financial Officer became our Chief Financial Officer and Secretary.

At the closing of our acquisition of VMdirect, pursuant to the terms of the Exchange Agreement, we entered into a financial advisory agreement with Keating Securities, LLC, a registered broker-dealer, under which Keating Securities was compensated by us for advisory services rendered to us in connection with our acquisition of VMdirect. The transaction advisory fee of $500,000 was paid at the closing of the acquisition. Kevin R. Keating, one of our directors, is the father of the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of Keating Reverse Merger Fund, LLC. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Keating Investments, LLC is also the managing member and 100% owner of Keating After Market Support, LLC. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, Keating Reverse Merger Fund, LLC, Keating Securities, LLC or Keating After Market Support, LLC and disclaims any beneficial interest in the shares of our common stock owned by Keating Reverse Merger Fund, LLC. Similarly, Keating Investments, LLC, Keating Reverse Merger Fund, LLC, Keating Securities, LLC and Keating After Market Support, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

On December 22, 2006, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Kingdon Associates, Kingdon Family Partnership, L.P. and M. Kingdon Offshore Ltd. (the “Investors”) pursuant to which we agreed to sell to the Investors an aggregate of 1,000,000 shares of our common stock (the “Shares”) at a per share price of $4.75 (the “Purchase Price”) for gross proceeds of $4.75 million. The transactions contemplated by the Securities Purchase Agreement closed on December 27, 2006 (the “Closing”). Immediately following the Closing, we had 23,280,563 shares of common stock issued and outstanding.

In connection with the Closing, on December 27, 2006, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which, among other things, we agreed to register the resale of the Shares by the Investors and to keep the registration statement effective until the earlier of the date on which all Shares have been sold by the Investors and the date that all of the Shares may be sold by the Investors pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Effectiveness Period”). The Registration Rights Agreement provides that if (i) we do not file a registration statement on or before January 31, 2007, (ii) a registration statement is not declared effective on or prior to March 27, 2007, which date may be extended to May 11, 2007 in the event that the registration statement is reviewed by the SEC, or (iii) after its effective date, such registration statement ceases to remain continuously effective and available to the holders of the Shares at any time prior to the expiration of the Effectiveness Period for an aggregate of more than 30 consecutive trading days or for more than an aggregate of 60 trading days in any 12-month period (which need not be consecutive), then we must pay each holder of Shares on the date of such event, and for each month thereafter that such event continues, an amount in cash as partial liquidated damages equal to 1% of the aggregate Purchase Price paid by such Investor pursuant to the Securities Purchase Agreement for any Shares then held by such Investor, up to a maximum of 18% of the aggregate Purchase Price paid by such Investor in any 12-month period, unless, as a result of the liquidated damages provision of the Registration Rights Agreement, generally accepted accounting principles of the United States require the Shares to be treated as derivative securities, or as any other financial component other than stockholders equity, in which case, the maximum amount payable under the liquidated damages provisions of the Registration Rights Agreement will not exceed 18% of the aggregate Purchase Price paid by such Investor.

Also in connection with the Closing, each of Craig Ellins, our Chairman, Chief Executive Officer and President, Lorne Walker, our Chief Financial Officer and Secretary, Amy Black, the President of VMdirect, VM Investors, LLC, our majority shareholder, and Richard Kall, one of the managers of VM Investors, LLC entered into a Lock-Up Letter Agreement (the “Lock-Up Letter Agreement”) pursuant to which such parties agreed not to offer, sell, pledge or otherwise dispose of any shares of common stock owned or subsequently acquired by such parties for a period ending 180 days after the Closing, without the prior written consent of Kingdon Capital Management, LLC. Kingdon Capital Management, LLC is the investment advisor of each of Kingdon Associates, Kingdon Family Partnership, L.P. and M. Kingdon Offshore Ltd.

Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC acted as the placement agents (“Placement Agents”) in connection with the transactions consummated under the Securities Purchase Agreement. For their services as the Placement Agents, we paid the Placement Agents an aggregate commission in cash equal to 7% of the gross proceeds from the sale of the Shares or $332,500. We also paid Roth Capital Partners, LLC an advisory fee of $16,625. In addition, we reimbursed the Placement Agents for their out-of-pocket expenses incurred in connection with the transactions contemplated by the Securities Purchase Agreement, including the actual and reasonable fees and disbursements of the Placement Agents’ legal counsel, in the aggregate amount of approximately $50,086.

Recent Developments

During fiscal 2006 we took the following significant actions to support our business:

•	Commenced sales to affiliates and retail customers in Australia and New Zealand in January.

•
Launched the 5.0 studio initially in October adding podcasting, blogging, and digital media sharing to the existing product. The 5.0 studio represented a radical advancement from our 4.0 product. The 5.0 studio was fully functional in February 2007.

•	Developed a Learning Media System - an interactive web-based, video learning environment.

•	Began implementation of a customer relationship management system (RightNow) and a business intelligence system (Cognos).

Sales in Australia and New Zealand in 2006 accounted for 10% of our growth.

The Learning Media System (LMS) is fully customizable and has a comprehensive back-end administration system. The LMS can support thousands of users with accountability and certification. We intend to add the LMS to our product offering to small businesses in 2007.

The Customer Relationship Management Software (CRMS) is a comprehensive system that tracks all customer contacts with our support staff through one easy-to-use interface. Each support activity is stored by customer for future reference and archiving. The CRMS includes a knowledge base that is fully indexed and searchable. It assists customers to get answers to questions and contains a search capability that utilizes keywords to locate specific articles and information from the database. The system is scalable and adaptable to allow future growth for new products and services, international expansion and multi-language capability.

Data and reporting from the Cognos system will assist senior management in critical business decisions and daily tracking of key performance indicators.

Business of DigitalFX International, Inc.

General Overview

DigitalFX International, Inc. is a digital communications and social networking company. We develop and market proprietary web-based social networking software applications, including video email, video instant messaging, podcasting, blogging and live webcasting. We bundle our proprietary applications with other open source applications and sell them as an integrated suite through an Internet-based subscription model. Our Web 2.0 communication tools enable users to create, transcode, send, manage and store all forms of digital media content (i.e., photos, videos and music). These innovative social networking applications are scalable, customizable and highly extendible, and provide individuals and enterprises with highly effective, multi-sensory communication tools.

Currently, the primary source of subscribers for these applications is our social networking website, www.helloworld.com. We are aggressively expanding our subscription base by offering our suite of communications tools to affinity groups, other social networks and later in 2007, to small and medium sized businesses and corporate enterprises. By providing individuals and business subscribers with our rich and expanding suite of collaborative applications, we are facilitating the rapidly accelerating trends in streaming media, social networking, podcasting and self-generated content. With our marketing strategy, which is based on a commission structure encouraging the expansion of the number of our marketing affiliates, and the ease of use of our products - designed to simplify the creation and management of digital media - we intend to simplify the digital lives of millions of subscribers.

We currently market our products on the Internet and maintain affiliates in the United States, Canada, the United Kingdom, Mexico, Australia and New Zealand.

Growth Strategy

The primary business strategy and the principal source of our recent growth involves our multi-tiered affiliate program. In the multi-tiered affiliate program, affiliates purchase business packages that range in price from approximately $79 to $1,999. These packages provide them with the products and tools they need to get started with their VMdirect business. The business packages include web cameras, an affiliate training CD, helloWorld 30-day trial accounts and access to an online administration and training center, which includes a real-time commission engine, promotional tools, contact management systems, a video email auto-responder and other marketing tools. With these tools, affiliates use their personal sales efforts to share the benefits of helloWorld with others. Viral marketing dynamics occur as customers use the digital communications tools and share the opportunity to resell helloWorld. Early adopting consumers who are pleased with the product often communicate their positive experiences to friends and colleagues. Word can quickly spread to a new group of users, who in turn promote the product’s benefits to others, who then do the same with the people they know. This type of word-of-mouth advertising has come to be described as “viral” marketing because it can rapidly spread from one person to another. Retail subscriptions start at $9.95 per month, depending on the level of features desired by the customer. Affiliates earn commissions by enrolling customers and other affiliates, participating in an enrollment matrix that pays commissions up to eight levels deep. As of December 31, 2006, we had approximately 14,000 active affiliates.

The market for our services is relatively new and rapidly evolving and growing. Social networking and streaming media are areas of high interest, dominating both the consumer and financial press. According to the Aberdeen Group, the streaming media industry is expected to grow from $2 billion in 2004 to an estimated $12 billion by 2008. We expect that the annual rate of growth of adoption of streaming media tools in 2007 will exceed 2006 as more users become comfortable with this technology, the Internet and personal computer usage.

Social networking sites are also among the fastest growing Web destinations. In May 2006, the top 10 social networking sites combined for over 1/3 of total unique Internet visits. Other trends in our favor include the dispersion of families and friends around the country and globe who want to visually communicate on a regular basis and the desire of many companies to reduce resources spent on employee air and automobile travel. We differentiate ourselves from other social networking sites by allowing our members to retain copyright and other ownership of all the content that they have created.

We intend to continue to grow our business through continued product enhancements with additional features and functionality; the extension of the DigitalFX Studio to small businesses and enterprise customers; and by offering ancillary products and services through the affiliate program. In 2007, we intend to initiate a traveling leadership seminar called the One Vision Tour that will deliver substantial training to affiliates and potential new customers. The seminar will encompass marketing techniques to facilitate expansion of existing businesses and leadership skills to manage growing organizations.

During 2007, we also plan to pursue strategic, accretive acquisition opportunities to accelerate growth. We will evaluate prospects that are synergistic and look to invest in businesses or technologies that offer complementary products or services that enhance our business model. The Company has not as yet identified a specific transaction.

We intend to achieve further international expansion and to begin sales of our existing services to small businesses in the first half of the year. We intend to continue our affiliate marketing approach. To facilitate our international expansion, we have engaged an experienced multi-tiered marketing consultant who has lived and worked extensively in Europe and Asia. His initial objectives in 2007 are to accelerate growth in the United Kingdom and establish the infrastructure and translations necessary to enroll subscribers in two European countries by the end of the year. We anticipate realizing revenues from these new markets in 2007.

In early 2007, we initiated an investor relations program with the objective of increasing our exposure to both institutional investors and the retail brokerage community. We also launched a public relations and marketing program aimed at specific media outlets utilizing personal interviews and featured articles in national financial, technical and media publications.

Products

DigitalFX Studio

Video Mail is a web-based email client with streaming media options that allow users to create or reply with embedded video messages. The videos can be delivered in multiple media formats (e.g., Windows, Flash, Quicktime), ensuring higher delivery rates than ever before. Each email account comes with: a private video vault for storing and managing videos, the ability to upload custom graphics and videos, and the option to cut-and-paste video on demand onto external websites.

Video IM is a video-enabled instant messenger tool that allows users to send real-time streaming video to anyone that has agreed to join their contact list.

Live Webcasting is an easy-to-use webcasting tool that allows a user to broadcast live over the Internet to a number of simultaneous viewers.

Podcasting enables video recordings to be available for downloading and subscriptions by others in single or episodic delivery via RSS (real simple syndication).

Blogging allows the creation of an online video diary.

To support our customers and affiliates, we have developed a complete line of video tutorials and maintain a technical support desk that is available twenty-four hours a day. Additionally, our marketing staff and account executives assist affiliates in becoming more effective in the areas of marketing and sales.

Web-based Social Networks

helloWorld.com is a web portal utilizing a commercial-free, subscription-based application service provider model through which customers access our wide spectrum of streaming video content as well as an integrated suite of consumer-oriented streaming media applications, including video email, video chat and live web-casting. Through the portal, users are able to access their personal digital media vaults as well as other user-generated content (music, videos, photos submitted by other members) and can utilize the community tools to search for other members.

Customers

No individual customer accounted for a material portion of our revenue during the past two years. At December 31, 2006, we had approximately 26,000 active customers as compared to approximately 7,000 at December 31, 2005.

We aim to provide customers with industry leading product and technical support services through our highly trained customer support personnel located in Las Vegas, Nevada and outsourced vendors.  Our support services include bug fixes, telephone support and upgrades or enhancements of particular software product releases when and if they become generally available. In addition to our customer support personnel being available 24 hours a day, 7 days a week, 365 days a year, we provide a comprehensive evolving knowledge base and conduct quality audits of our products and services. We also support our affiliate network in all aspects of the VMdirect business opportunity.

All affiliates and customers have access to the VMdirect or helloWorld customer support website that provides the latest product information, general service updates and up-to-date knowledge base articles. The customer support websites also provide electronic forms for opening technical support incidents and feedback for suggesting product, service and company enhancements.

Competition

We compete against well-capitalized streaming media and Internet companies as well as many smaller companies. The market for our products and services is highly competitive. The streaming media sector is evolving and growing rapidly, and companies are continually introducing new products and services.

We believe the streaming media solutions we offer are comparable and in many cases superior to those offered by our competitors because in addition to having superior picture quality, our primary product (helloWorld.com) is the only product that allows a user to upload any format of video and transcode it into a range of commonly used video formats to ensure that the video can be properly viewed. In addition to our products and services, we have a knowledgeable and attentive customer support team as well as dedicated account managers who focus on the needs of our customer and affiliate base.

Competitive parameters include the range of our product offerings, the performance and quality of our products and services, the reliability of our infrastructure, our expertise and experience in streaming media technology, our scalability and capacity, ease of use, the price of our services, and the level of customer support.

Although we do not currently compete against any one entity with respect to all of the features of our services, we do compete with numerous companies with respect to specific elements. These elements encompass five primary markets: streaming media, social networking, on-demand collaboration, digital media management and self-generated media publishing. In the realm of streaming media services aimed at the consumer and small business marketplace, our competitors consist of numerous companies including Easystream, Playstream, Co-Video Systems and SightSpeed. In the domain of streaming media services targeted to mid-size and large enterprises, our competitors will include Akamai, VitalStream and Savvis, along with a number of smaller private companies. With respect to social networking, our helloWorld site and its features compete with broader social networking and Internet sites that include MySpace.com and LiveJournal.com. With respect to on-demand collaboration, we compete with WebEx and Radvision. In the realm of digital media management, we compete with thePlatform and Virage. In the realm of self-generated media publishing, we compete with such companies as YouTube and Flickr.

In some cases, competitors may have longer operating histories, more customers, greater financial strength, more name recognition, and larger technical staffs. These competitors may be able to attract customers more easily because of their financial resources and awareness in the market. Our larger competitors can also devote substantially more resources to business development and may adopt more aggressive pricing policies.

Trademarks, Domain Names and other Intellectual Property

Our registered intellectual property is primarily in the form of trademarks. We have registered the VMdirect® and Video Says It Better® trademarks with the United States Patent and Trademark Office and have filed applications for the registration of the trademarks helloWorld™, Connecting People, Changing Lives™, and Digital Life Made Simple™. We have not tried to register copyrights or patents on any of our software programs, methods, or other ideas, but we believe that some of our computer code may have common law copyright protection.

We also own the www.vmdirect.com, www.firststream.com and www.helloworld.com domain names, and own or hold exclusive and non-exclusive licenses to several proprietary software applications relating to video e-mail, video instant messaging, live webcasting, digital vault storage technology and podcasting, including a perpetual non-exclusive license we obtained from RazorStream, LLC (“RazorStream”), a company majority owned by our majority shareholder, VM Investors, LLC, which is in turn owned by, among others, Craig Ellins and Amy Black, our Chief Executive Officer and President, and VMdirect’s President, respectively.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers as we deem necessary. We also have a policy of not allowing customers to access our software’s source code. These agreements and policies are intended to protect our intellectual property, but we cannot assure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or adverse infringement claims. We cannot prevent piracy of our software, methods and features, and we cannot determine the extent to which our software, methods and features are being pirated. Further, the laws of some foreign countries do not protect our proprietary rights as well as the laws of the United States.

We will continue to expand the VMdirect, helloWorld and First Stream brands and our proprietary trademarks, domains and software.

Product Development

We conduct continuing product development to support and expand our product offerings internally, as well as through the use of third party services. All engineering and design for the applications are created internally. We also contract with best-of-breed contractors for discrete project work. Through December 31, 2006, six independent contractors were used on separate projects. We spent $1,278,000 on product development in 2006 primarily on our new digital media platform that features added functionality, including podcasting, enhanced email and IM messaging and blogging. Our spending in 2007 will focus on additional product enhancements to our 5.0 studio and on the adaptation of this product to small businesses and enterprises. We anticipate that spending for these initiatives will be higher in the first half of the year. In the year ended December 31, 2005, we spent $289,000 on further development for the 4.0 product that was released in March 2005.

Seasonality

We experience seasonality in our business in specific months during the year. December and July have historically experienced lower growth, as affiliates are focused on family holidays and vacations. We expect this trend to continue.

Employees

As of April 25, 2007, we had 55 full-time employees and eight part-time employees, all located in Las Vegas, Nevada. Since inception, we have never had a work stoppage, and our employees are not represented by a labor union. We consider our relationships with our employees to be positive.

Description of Property

Our principal executive offices are located at 3035 East Patrick Lane, Suite 9, Las Vegas, Nevada 89120. Our telephone number is (702) 938-9300. It is from this facility that we conduct all of our executive and administrative functions and ship merchandise to affiliates and consumers. We utilize approximately 11,000 square feet and pay $17,600 per month pursuant to the governing lease agreement. Due to our current growth and expected staff additions, we foresee the need to lease additional space within the next twelve months. We are presently previewing locations that are close to our present offices and are working with design consultants for approximately 35,000-55,000 square feet of space to be used as offices, warehouse, theater and recording studios.

VMdirect was party to a Sublease dated August 8, 2005 with Public Market Ventures, Inc. (“PMV”), pursuant to which we leased our administrative office space. VMdirect was also party to a Lease Agreement dated September 15, 2005 with Patrick Airport Business Center, LLC (“PABC” and together with PMV the “landlord”), pursuant to which we leased warehousing space for our computer servers. We were not permitted to make any alterations or improvements to, or assign or sublease, the premises without the landlord’s prior written consent. We were also required to execute, acknowledge and deliver to the landlord, within 15 days of the landlord’s request, instruments or assurances as the landlord may deem necessary or appropriate to evidence or confirm the subordination or superiority of these leases to any security instrument. The initial terms of these leases expired on January 31, 2007. On February 7, 2007, we signed a new lease with PABC for the existing 11,000 square feet for a one year period from February 1, 2007 through January 31, 2008. This lease has terms substantially similar to the lease referenced above dated September 15, 2005.

Government Regulation

Our marketing program is subject to a number of federal and state regulations administered by the Federal Trade Commission and various state agencies in the United States, directed at preventing fraudulent or deceptive shams by ensuring that product sales are made to consumers of the products and that compensation, recognition, and advancement within the marketing organization are based on the sale of products rather than investment in the organization or other non-sales-related criteria. These regulatory requirements do not include “bright line” rules and are inherently fact-based. Thus, even though we believe that our marketing program complies with applicable federal and state laws or regulations, a governmental agency or court could determine that we have failed to meet these requirements in a particular case. Such an adverse determination could require us to make modifications to our marketing system, increasing our operating expenses. The negative publicity associated with such an adverse determination could also reduce affiliate and end user demand for our products, which would consequently reduce our sales and revenues.

Our ability to capitalize on growth in new international markets and to maintain the current level of operations in our existing international markets is exposed to risks associated with international operations, including:

•
the possibility that a foreign government might ban or severely restrict our business method of selling through our affiliates, or that local civil unrest, political instability or changes in diplomatic or trade relationships might disrupt our operations in an international market;

•
the possibility that a government authority might impose legal, tax or other financial burdens on affiliates, as direct sellers, or on our company due, for example, to the structure of our operations in various markets; and

•	the possibility that a government authority might challenge the status of our affiliates as independent contractors or impose employment or social taxes on our affiliates.

We conduct all of our international operations in Australia, Canada, Mexico, New Zealand and the United Kingdom. We have not been affected in the past by any of the potential political, legal or regulatory risks identified above. While we do not consider these risks to be material in the foreign countries in which we currently operate, they may become material risks in other countries where we may expand our business.

Legislative or regulatory changes in one or more of our present or future markets could lead to the determination that our marketing system do not comply with applicable laws and regulations and could result in the prohibition of our marketing system. Failure to comply with applicable laws and regulations could result in the imposition of legal fines and/or penalties which would increase our operating costs. We may also be required to comply with directives or orders from various courts or applicable regulatory bodies to comply with new legislation or regulation, which would detract management’s attention from the operation of our business. Further we could be prohibited from distributing products through our marketing system or may be required to modify our marketing system.

Legal Proceedings

Except as described below, we are not involved in any legal proceedings that require disclosure in this registration statement.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Except as is described below, we are not currently party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

On August 4, 2005, VMdirect filed a lawsuit in the District Court of Clark County, Nevada, against a former employee alleging a number of complaints including fraud, breach of oral contract, intentional interference and negligent interference, and seeking compensatory and punitive damages in amounts to be proved at trial, rescission of the oral contract relating to the defendant’s equity interest in VMdirect, injunctive relief, punitive damages, attorneys’ fees, disgorgement of ill gotten profits, revenues and gain, and restitution. VMdirect hired the defendant in May 2001 as a project manager in reliance upon the defendant’s representations regarding his skill in handling the job duties. In May 2002, VMdirect agreed to provide the defendant with a small portion of the equity interest in VMdirect, which was expressly conditioned upon the defendant working full time and in good faith for no less than 3 years after May 2002. VMdirect terminated defendant’s employment on August 10, 2004 due to his continuous lack of diligence and unsatisfactory job performance as well as his creation of a hostile and adversarial work environment.

On August 5, 2005, VMdirect was served with a lawsuit filed in the District Court of Clark County, Nevada, which counterclaim was amended on March 27, 2006, by this same former employee for alleged breach of employment contract and wrongful termination, and seeking general damages in excess of $10,000, special damages for lost wages and converted monies in the amount of $270,000, special damages for the equity interest in VMdirect in an amount to be determined, punitive or treble damages as allowed by law, attorneys’ fees and the dissolution of VMdirect. This former employee alleges that the grant of the equity interest in VMdirect had no conditions, and that VMdirect has engaged in a campaign to defame said former employee.

A petition to consolidate these cases was filed on September 20, 2005 and is currently pending before the courts. On May 5, 2006, our legal counsel representing us in this matter filed a motion to dismiss the defendant’s amended counterclaim, which motion was denied on June 21, 2006. Our legal counsel representing us in this matter subsequently filed an answer to the defendant’s amended counterclaim on July 18, 2006, denying all liability. Our management believes there exists no basis for the former employee’s claims and intends to pursue VMdirect’s claims, and defend the former employee’s claims, vigorously. In the event our management’s assessment of the case is incorrect, or the former employee actually obtains a favorable judgment for the claimed damages, we believe that the economic impact on us would be insignificant and would not materially affect our operations.

On February 7, 2007, VMdirect and DigitalFX Solutions, LLC, a Nevada limited liability company and one of our wholly owned subsidiaries (“DigitalFX Solutions”), jointly filed a lawsuit in the Superior Court of the State of California for the County of Los Angeles against a former affiliate of VMdirect alleging a number of complaints including unfair business practice, misappropriation of trade secrets, slander, intentional interference with contractual relationship, intentional interference with prospective economic advantage and breach of contract, and seeking compensatory and punitive damages in amounts to be proved at trial, injunctive relief and attorneys’ fees and costs. The defendant became an affiliate of VMdirect in May 2006 and agreed to adhere to VMdirect’s Code of Ethics for affiliates. Upon signing up as an affiliate, defendant represented that he was capable of bringing a substantial number of new affiliates to VMdirect, and in reliance on this representation, VMdirect agreed to provide certain privileges to defendant including posting of training materials on VMdirect’s website. VMdirect also agreed to work with defendant to develop training materials. Although VMdirect paid for all of the costs of developing the materials and its personnel actively participated in the development of such materials, defendant demanded aggregate compensation of $300,000 for creating the training and motivational materials after they were completed. After VMdirect did not pay this fee to defendant, defendant requested that VMdirect stop using the materials, began disparaging VMdirect and its officers, and engaged in cross-recruiting affiliates from other VMdirect networks, a practice prohibited by VMdirect’s Code of Ethics for its affiliates. VMdirect then terminated defendant’s distribution network and believes that defendant continues to use VMdirect’s proprietary trade secrets to recruit affiliates to join other network marketing companies that compete with VMdirect.

On March 6, 2007, we, along with VMdirect and DigitalFX Solutions, were served with a cross complaint for damages filed in the Superior Court of California for the County of Los Angeles, by this same former affiliate for alleged breach of contract, fraud-intentional misrepresentation, fraud-intentional concealment/omission, fraud-false promises, negligent misrepresentation and infringement of the rights of publicity and privacy, and seeking general, exemplary and punitive damages in amounts to be determined at trial and an order enjoining our use of his name, image, photograph and likeness for any purpose without his written consent. This former affiliate alleges that the officers of VMdirect agreed to grant him 60,000 shares of our common stock, agreed to pay him a percentage of sales to small businesses and enterprises in connection with his creation of certain training materials, agreed to pay for the costs of all training materials created by him and agreed that all training materials which contained his likeness would remain his intellectual property. This former affiliate also alleges that it was expressly agreed that a copy of such materials would be made available to him for posting as promotional materials on his own website and that his consent for VMdirect to use his image and likeness on its websites would be revocable at any time.

On March 6, 2007, legal counsel for the same former affiliate filed a Notice of Removal of Action with the United States District Court of the Central District of California seeking to remove the case from the Superior Court of California to the United Stated District Court. Our legal counsel intends to file a motion to remand the case back to the Superior Court of California. Our management believes there exists no basis for the former affiliate’s claims and intends to pursue VMdirect’s and DigitalFX Solution’s claims, and defend the former affiliate’s claims, vigorously. In the event our management’s assessment of the case is incorrect, or the former affiliate actually obtains a favorable judgment for the claimed damages, we believe that such a judgment could have a significant impact on our results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, positions and ages of our current executive officers and directors. All directors serve until the next annual meeting of shareholders or until their successors are elected and qualified. Officers are appointed by our board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Position
Craig Ellins (1), (2)	55	Chairman of the Board, Chief Executive Officer and President
Lorne Walker (1)	57	Chief Financial Officer and Secretary
Amy Black (1), (2)	46	President of VMdirect, L.L.C.
Jerry Haleva (1)	61	Director
Kevin R. Keating (3)	67	Director

(1) These persons were appointed to their respective positions effective June 15, 2006.

(2) Craig Ellins and Amy Black are husband and wife.

(3) Mr. Keating was elected as a director on June 22, 2004.

Craig Ellins. Mr. Ellins has served as the Chief Executive Officer of VMdirect since November 2001. Prior to his employment with VMdirect, Mr. Ellins provided consulting services to various companies related to their direct marketing activities.

Lorne Walker. Ms. Walker has served as the Chief Financial Officer of VMdirect since September 2005. Prior to joining VMdirect, Ms. Walker served as the Chief Financial Officer of Haskel International Inc., Burbank, CA from December 2000 through March 2005. Prior to joining Haskel International Inc., Ms. Walker served as the Vice President of Finance-Manufacturing for Mentor, Inc., Santa Barbara, CA from January 2000 through October 2000.

Amy Black. Ms. Black has served as the President of VMdirect since November 2001. Ms. Black was a founder of helloNetwork, Inc. in 1996 and served as its Vice President of Public Relations and Advertising. From 1992 to 1996, Ms. Black was President of Academic Connections.

Jerry Haleva. Mr. Haleva is President of Sergeant Major Associates, Inc., which he founded in 1990. Mr. Haleva also serves on numerous charitable and issue-based boards and commissions, including the Executive Committees of both the Yosemite National Institute (YNI) and the American Israel Public Affairs Committee (AIPAC), as well as on the California International Relations Foundation. Mr. Haleva is a 20-year veteran as a professional staff person with the California Legislature, and has held appointments on the Capitol Area Committee, as Chief Counsel to the Governor’s Blue Ribbon Fire Commission, the Long-range Planning Committee of the FCC, the Safety Belt Task Force and, most recently, as Chairman of the California Highway Patrol Citizens’ Oversight Committee. Beginning as a Ford Foundation Fellow, he served both houses and both parties during his public service career. From 1972 through 1974, he served as the Legislature’s chief consultant on the state prison system. In 1976, as Chief of Staff to the Senate Minority Leader, he helped create and supervised the Joint Committee on Fire, Police, Emergency and Disaster Services. Additionally, he oversaw the Select Committee on Business Development and the Joint Legislative Budget Committee. Mr. Haleva holds a B.A. in Government and a general secondary teaching credential from California State University at Sacramento.

Kevin R. Keating. Mr. Keating, our former President, Secretary and Treasurer from June 22, 2004 through June 15, 2006, is the Managing Member of Vero Management, LLC, which provides managerial, administrative, and financial consulting services for micro-cap public companies. For more than 40 years he has been engaged in various aspects of the investment business. Mr. Keating began his Wall Street career with the First Boston Corporation in New York in 1965. From 1967 through 1974, he was employed by several institutional research boutiques where he functioned as Vice President Institutional Equity Sales. From 1974 until 1982, Mr. Keating was the President and Chief Executive Officer of Douglas Stewart, Inc., a New York Stock Exchange member firm. From 1982 through 2006, he was associated with a variety of securities firms as a registered representative servicing the investment needs of high net worth individual investors. Mr. Keating is also the manager and sole member of Vero Management, LLC, which had a management agreement with us. Mr. Keating also serves on the board of directors of 99 Cent Stuff, Inc., Blue Holdings, Inc., People’s Liberation, Inc., Catalyst Lighting Group, Inc., Wentworth II, Inc., Wentworth IV, Inc. and Wentworth V, Inc., and on the compensation committee of the board of directors of 99 Cent Stuff, Inc.

As noted in his biography, Mr. Keating is currently a director of People’s Liberation, Inc. People’s Liberation was formerly known as Century Pacific Financial Inc., a corporation operating as a public shell company, until it completed a merger with two private companies in November, 2005. Mr. Keating has been a director and shareholder of People’s Liberation since February, 2005. Mr. Keating was also an officer of Century Pacific from February, 2005 until November, 2005.

As noted in his biography, Mr. Keating is also currently a director of Blue Holdings, Inc. Blue Holdings was formerly known as Marine Jet Technology Corp., a corporation operating as a public shell company, until it completed an exchange transaction with Antik Denim, LLC in April, 2005. Mr. Keating has been a director and shareholder of Blue Holdings since February 2005. Mr. Keating was also an officer of Marine Jet Technology Corp. from February 2005 until April 2005.

As noted in his biography, Mr. Keating is also currently a director of 99 Cent Stuff, Inc. 99 Cent Stuff completed a merger with iVideoNow, Inc., a corporation operating as a public shell company, in September, 2003. Mr. Keating has been a director and shareholder of 99 Cent Stuff and its predecessor, iVideoNow, since December, 2001. Mr. Keating was also an officer of iVideoNow from December 2001 until September, 2003.

As noted in his biography, Mr. Keating is also currently a director of Catalyst Lighting Group, Inc. Catalyst completed a merger with Wentworth III, Inc., a corporation operating as a public shell company, in August 2003. Mr. Keating has been a director and shareholder of Catalyst and its predecessor, Wentworth III, Inc., since August 2001.

During the past five years, Mr. Keating has been involved in 12 public shell company reverse acquisitions.

Pursuant to a certain Voting Agreement, for the one-year period following the closing of our acquisition of VMdirect, KRM Fund and each of Craig Ellins, Amy Black, The Richard Kall Family Trust and Richard Kall agreed to vote their shares of our common stock to elect a director designated by KRM Fund to our board of directors and to vote for such other persons that may be designated by Craig Ellins to fill any vacant position on our board of directors (other than the director designated by KRM Fund). Messrs. Haleva and Keating were appointed as Mr. Ellins’ and KRM Fund’s respective designees under the terms of the Voting Agreement.

None of our officers or directors, nor any of their affiliates, beneficially owned any of our equity securities or rights to acquire any of our securities prior to the closing of the transactions contemplated under the Exchange Agreement, and no such persons have been involved in any transaction with us or any of our directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than with respect to the transactions that have been described herein. None of our officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Director Independence

No compensation has been paid to our directors during fiscal year 2006. Members of our board of directors may be paid their expenses, if any, of attendance at a meeting of our board of directors, and may be paid a fixed sum for attendance at each meeting of our board of directors or a stated salary as a director. No such payment shall preclude any director from serving us in any other capacity and receiving compensation therefor except as otherwise provided under applicable law.

Our Audit Committee currently consists of Messrs. Ellins, Haleva and Keating. Our Audit Committee is responsible for selecting and engaging our independent accountant, establishing procedures for the confidential, anonymous submission by our employees of, and receipt, retention and treatment of concerns regarding accounting, internal controls and auditing matters, reviewing the scope of the audit to be conducted by our independent public accountants, and periodically meeting with our independent public accountants and our chief financial officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls. Our Audit Committee reports its recommendations as to the approval of our financial statements to our board of directors. The role and responsibilities of our Audit Committee are more fully set forth in a written charter adopted by our board of directors in August 2006. Our Audit Committee reviews and reassesses the Audit Committee Charter annually and recommends any changes to our board of directors for approval. We are not a “listed company” under SEC rules and are therefore not required to have an audit committee comprised of independent directors. We have, however, determined that Jerry Haleva is “independent” as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market.

Our Compensation Committee currently consists of Messrs. Ellins, Haleva and Keating. Generally, our Compensation Committee is responsible for considering and making recommendations to our board of directors regarding executive compensation and, at such time as it is composed solely of independent directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws, will be responsible for administering our stock incentive plans. The role and responsibilities of our Compensation Committee are more fully set forth in a written charter adopted by our board of directors in August 2006. Our Compensation Committee reviews and reassesses the Compensation Committee Charter annually and recommends any changes to our board of directors for approval. We are not a “listed company” under SEC rules and are therefore not required to have a compensation committee comprised of independent directors. We have, however, determined that Jerry Haleva is “independent” as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market.

We do not have a nominating committee or nominating committee charter for persons to be proposed as directors for election to our board of directors. The duties and functions performed by such committee are performed by the full board of directors. We do not have any restrictions on shareholder nominations under our articles of incorporation or bylaws. The only restrictions are those applicable generally under the Florida Business Corporation Act and the federal proxy rules. Currently, our entire board of directors decides on nominees, on the recommendation of one or more members of our board of directors. We are not a “listed company” under SEC rules and are therefore not required to have a nominating committee comprised of independent directors. We have, however, determined that Jerry Haleva is “independent” as that term is defined in Section 4200 of the Marketplace Rules as required by the NASDAQ Stock Market.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to our named executive officers, information concerning all compensation paid to our named executive officers for services rendered during our fiscal year ended December 31, 2006. No other executive officers received total compensation in excess of $100,000 for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Kevin R. Keating President, Treasurer and Secretary	2006	—	—	—
Craig Ellins Chairman, Chief Executive Officer and President	2006	$83,467	$15,478	$98,945
Lorne Walker Chief Financial Officer and Secretary	2006	$101,922	$13,898	$115,820
Amy Black President of VMdirect, L.L.C.	2006	$107,628	$15,246	$122,874

Mr. Keating served as our President, Treasurer and Secretary from January 1, 2006 through June 15, 2006 and resigned as our President, Treasurer and Secretary on June 15, 2006 upon the closing of the Exchange Transaction with VMdirect.

Mr. Ellins became our Chairman, Chief Executive Officer and President on June 15, 2006 upon the closing of the Exchange Transaction with VMdirect. The compensation disclosed for Mr. Ellins in the table above includes $22,476 paid as salary for services rendered by Mr. Ellins to VMdirect as its Chief Executive Officer during the period from January 1 through June 15, 2006. Mr. Ellins’ current annual salary is $125,000 and he may also receive a discretionary bonus as determined by the compensation committee of our board of directors. Mr. Ellins does not have an employment agreement with us.

Ms. Walker became our Chief Financial Officer and Secretary effective June 15, 2006 upon the closing of the Exchange Transaction with VMdirect. The compensation disclosed for Ms. Walker in the table above includes $47,499 paid as salary for services rendered by Ms. Walker to VMdirect as its Chief Financial Officer during the period from January 1 through June 15, 2006. Ms. Walker’s current annual salary is $110,000 and she may receive a discretionary bonus as determined by the compensation committee of our board of directors. Ms. Walker does not have an employment agreement with us.

Ms. Black’s annual salary is $125,000 and she may receive a discretionary bonus as determined by the compensation committee of our board of directors. Ms. Black does not have an employment agreement with us.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding outstanding options held by our named executive officers as of the end of our fiscal year ending December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kevin R. Keating	—		—		—	—
Craig Ellins	—		—		—	—
Lorne Walker	188,209	(1)	188,210	(1)	$0.26	12/31/15
Amy Black	—		—		—	—

(1) Consists of options originally issued by VMdirect and assumed by us in the Exchange Transaction with VMdirect which currently entitle Ms. Walker to purchase an aggregate of 376,419 shares of common stock at a per share exercise price of $0.26. These options vest as follows: 25% on 12/31/05, and 25% on 12/31/06, and the remainder monthly thereafter on a ratable basis for 24 months.

We have no agreements with our named executive officers that provide for payments to such named executive officers at, following or in connection with the resignation, retirement or other termination of such named executive officers, or a change in control of our company or a change in the responsibilities of such named executive officers following a change in control.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	291,500		$7.75	1,246,001
Equity compensation plans not approved by security holders	886,627	(1)	$0.27	—
Total	1,178,127		$2.12	1,246,001

(1) Includes options originally issued by VMdirect and assumed by us in the Exchange Transaction with VMdirect which currently entitle the holders thereof to purchase shares of our common stock as follows: an aggregate of 780,000 shares at a per share exercise price of $0.26 expiring on December 31, 2015; an aggregate of 106,014 shares at a per share exercise price of $0.33 expiring from January 3, 2016 through March 27, 2016; and an aggregate of 400 shares of common stock at a per share exercise price of $0.50 without expiration.

2006 Stock Incentive Plan

Our 2006 Stock Incentive Plan was adopted and became effective in August 2006. A total of 1,171,152 shares of common stock remain reserved for issuance upon exercise of awards granted under the 2006 Stock Incentive Plan. The number of shares reserved for issuance under the 2006 Stock Incentive Plan is subject to an annual increase on the first day of each fiscal year during the term of the 2006 Stock Incentive Plan, beginning January 1, 2007, in each case in an amount equal to the lesser of (i) 1,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding year, or (iii) an amount determined by our board of directors. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 2006 Stock Incentive Plan.

Our 2006 Stock Incentive Plan will terminate after 10 years from the effective date, unless it is terminated earlier by our board of directors. The plan authorizes the award of stock options, stock purchase grants, stock appreciation rights and stock units.

Our 2006 Stock Incentive Plan is administered by our full board of directors. To the extent we expand our board of directors, we intend to form a compensation committee, all of the members of which will be independent directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. Following its formation, the compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

Our 2006 Stock Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to our employees or to employees of any of our parents or subsidiaries. All awards other than incentive stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors or employees, officers, directors, consultants, independent contractors and advisors of any of our parents or subsidiaries. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% shareholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options will be determined by the administrator of the plan when the options are granted. The term of options granted under our 2006 Stock Incentive Plan may not exceed 10 years.

Awards granted under our 2006 Stock Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by the administrator of the plan. Unless otherwise restricted by such administrator, nonqualified stock options may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative or a family member of the optionee who has acquired the option by a permitted transfer. Incentive stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2006 Stock Incentive Plan generally may be exercised for a period of three months (twelve months in the event of death, disability or retirement) after the termination of the optionee’s service with us or any parent or subsidiary of ours. Options will generally terminate immediately upon termination of employment for cause.

The purchase price for restricted stock will be determined by the administrator of the plan at the time of grant. Stock bonuses may be issued for past services or may be awarded upon the completion of services or performance goals.

If we are subject to a change in control transaction, our board of directors would determine, in its sole discretion, whether to accelerate any vested or unvested portion of any award. Additionally, if a change in control were to occur, any agreement between us and any other party to the change in control could provide for (1) the continuation of any outstanding awards, (2) the assumption of the 2006 Stock Incentive Plan or any awards by the surviving entity or any of its affiliates, (3) cancellation of awards and substitution of other awards with substantially the same terms or economic value as the cancelled awards, or (4) cancellation of any vested or unvested portion of awards, subject to providing notice to the option holder.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Florida Business Corporation Act and certain provisions of our articles of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We do not have any indemnification agreements with any of our directors or executive officers.

A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our common stock by the following persons both as of April 25, 2007 and as adjusted to reflect the sale of the common stock in this offering by the selling shareholders:

•	each of the executive officers listed in the summary compensation table;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock; and

•	each of the selling shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 25, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

M. Kingdon Offshore Ltd., Kingdon Associates and Kingdon Family Partnership, L.P., the three selling shareholders, acquired their shares of our common stock on December 27, 2006, pursuant to the transactions consummated under the Securities Purchase Agreement, as further described in the Corporate History subsection of the Business section of this registration statement.

The information presented in this table is based on 23,685,149 shares of our common stock outstanding on April 25, 2007. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more shareholders named below is c/o DigitalFX International, Inc., 3035 East Patrick Lane, Suite 9, Las Vegas, Nevada 89120.

	Number of Shares Beneficially Owned Prior to Offering			Number of Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage of Shares Outstanding	Number of Shares Being Offered	Number	Percentage of Shares Outstanding

Executive Officers and Directors:
Craig Ellins (1)	17,558,169	74.1%	—	17,558,169	74.1%
Lorne Walker (2)	348,999	1.5%	—	348,999	1.5%
Amy Black (3)	17,558,169	74.1%	—	17,558,169	74.1%
Kevin R. Keating (4)	40,000	*	—	40,000	*
Jerry Haleva	—	*	—	—	*
All 5 directors and executive officers as a group (5)	17,947,168	75.1%	—	17,947,168	75.1%

5% Shareholders:
Richard Kall (6)	17,558,169	74.1%	—	17,558,169	74.1%
VM Investors, LLC (6)	17,558,169	74.1%	—	17,558,169	74.1%

Selling Shareholders:
M. Kingdon Offshore Ltd. (7) c/o Kingdon Capital Management, LLC 152 W. 57th Street, 50th Floor New York, NY 10019	688,000	2.9%	688,000	—	*
Kingdon Associates (7) c/o Kingdon Capital Management, LLC 152 W. 57th Street, 50th Floor New York, NY 10019	269,000	1.1%	269,000	—	*
Kingdon Family Partnership, L.P. (7) c/o Kingdon Capital Management, LLC 152 W. 57th Street, 50th Floor New York, NY 10019	43,000	*	43,000	—	*
TOTAL:	18,947,168	79.2%	1,000,000	17,947,168	75.1%

* Less than 1%

(1)
Consists of 17,558,169 shares of common stock held by VM Investors, LLC. Craig Ellins is a member and one of the managers of VM Investors, LLC and disclaims beneficial ownership of the shares of common stock held by VM Investors, LLC except to the extent of his pecuniary interest therein. Mr. Ellins currently serves as our Chairman, Chief Executive Officer and President, and as a manager of VMdirect.

(2)
Consists of 227,420 shares of common stock that may be acquired from us within 60 days of April 25, 2007 upon the exercise of outstanding stock options. Lorne Walker currently serves as our Chief Financial Officer and Secretary, and previously served as the Chief Financial Officer of VMdirect from September 2005 through June 2006.

(3)
Consists of 17,558,169 shares of common stock held by VM Investors, LLC. Amy Black is a member of VM Investors, LLC and is the spouse of Craig Ellins, one of the managers of VM Investors, LLC. Amy Black disclaims beneficial ownership of the shares of common stock held by VM Investors, LLC except to the extent of her pecuniary interest therein. Ms. Black currently serves as the President of VMdirect.

(4)
Kevin R. Keating, a director of the company, is the father of the principal member of Keating Investments, LLC, Timothy Keating. Keating Investments, LLC is the managing member of Keating Reverse Merger Fund, LLC, one of our shareholders. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, Keating Reverse Merger Fund, LLC or Keating Securities, LLC and disclaims any beneficial interest in the shares of our common stock owned by Keating Reverse Merger Fund, LLC. Similarly, Keating Investments, LLC, Keating Reverse Merger Fund, LLC and Keating Securities, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating. Kevin R. Keating served as our President, Secretary and treasurer from June 2004 through June 2006. Kevin R. Keating is an investment executive and the Branch Manager of the Vero Beach, Florida, office of Brookstreet Securities Corporation, a registered broker-dealer. Kevin R. Keating also has an immediate family member, Timothy Keating, who is an affiliate of a registered broker-dealer. Kevin R. Keating purchased or otherwise acquired his shares in the ordinary course of business and, at the time of such purchase/acquisition, had no agreements or understandings, directly or indirectly, with any person, to distribute the securities to be resold.

(5)	Consists of 227,420 shares of common stock that may be acquired from us within 60 days of April 25, 2007 upon the exercise of outstanding stock options.

(6)
Consists of 17,558,169 shares of common stock held by VM Investors, LLC. Craig Ellins and Richard Kall, the managers of VM Investors, LLC, exercise voting and investment authority over the shares of common stock held by VM Investors, LLC. Mr. Kall currently serves as the Chairman of VMdirect.

(7)
Mark Kingdon is the managing member and president of Kingdon Capital Management, LLC, which serves as the investment manager to, and in such capacity may be deemed to have voting and dispositive power over the shares held by, each of M. Kingdon Offshore Ltd., Kingdon Associates and Kingdon Family Partnership, L.P.

Changes in Control.

There are currently no arrangements which may result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Other than the transactions described below, since January, 2006 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years; and

•
in which any director, executive officer, selling shareholder named in this prospectus, other shareholder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

DigitalFX

On June 10, 2004, we entered into a contract with Vero Management, LLC (“Vero”) for managerial and administrative services. Vero was not engaged to provide, and Vero did not render, legal, accounting, auditing, investment banking or capital formation services. Kevin R. Keating is the manager of Vero. The term of the contract was for one year. In consideration of the services provided, Vero was paid $1,000 for each month in which services were rendered. Furthermore, Vero has paid $25,439 of our expenses during the three months ended March 31, 2006. As of March 31, 2006, we owed Vero $31,439, which amount was paid by us at consummation of our acquisition of VMdirect. We terminated our agreement with Vero on June 15, 2006.

We engaged Garisch Financial, Inc. in July 2004 to perform consulting services for us while we were a public shell and to assist in due diligence, structuring and negotiating acquisition transactions to which we were party. We did not enter into a written consulting services agreement with Garisch Financial, Inc. Upon the consummation of the acquisition of VMdirect, we paid Garisch Financial, Inc. a sum of $60,000 for consulting services rendered to us. Garisch Financial, Inc. no longer provides consulting services to us.

At the closing of our acquisition of VMdirect, pursuant to the terms of the Exchange Agreement, we entered into a certain financial advisory agreement with Keating Securities, LLC (“Keating Securities”), a registered broker-dealer, under which Keating Securities was compensated by us for advisory services rendered to us in connection with our acquisition of VMdirect. The transaction advisory fee of $500,000 was paid at the closing of the acquisition.

Kevin R. Keating, one of our directors, is the father of Timothy Keating, the principal member of Keating Investments, LLC. Keating Investments, LLC is the managing member of Keating Reverse Merger Fund, LLC. Keating Investments, LLC is also the managing member and 90% owner of Keating Securities, LLC, a registered broker-dealer. Keating Investments, LLC is also the managing member and 100% owner of Keating After Market Support, LLC. Kevin R. Keating is not affiliated with and has no equity interest in Keating Investments, LLC, Keating Reverse Merger Fund, LLC, Keating Securities, LLC or Keating After Market Support, LLC and disclaims any beneficial interest in the shares of our common stock owned by Keating Reverse Merger Fund, LLC. Similarly, Timothy Keating, Keating Investments, LLC, Keating Reverse Merger Fund, LLC, Keating Securities, LLC and Keating After Market Support, LLC disclaim any beneficial interest in the shares of our common stock currently owned by Kevin R. Keating.

Immediately following the closing of our acquisition of VMdirect, pursuant to the terms of the Exchange Agreement, we entered into an agreement with Keating After Market Support, LLC to provide investor relations and after market support services to us for a period of not less than six months following the closing of the acquisition. Under this agreement, Keating After Market Support, LLC will be paid a monthly fee of $7,500 during the term.

In connection with the closing, on December 27, 2006, of the transactions contemplated under the Securities Purchase Agreement with Kingdon Associates, Kingdon Family Partnership, L.P. and M. Kingdon Offshore Ltd., each of Craig Ellins, our Chairman, Chief Executive Officer and President, Lorne Walker, our Chief Financial Officer and Secretary, Amy Black, the President of VMdirect, VM Investors, LLC, our majority shareholder, and Richard Kall, one of the managers of VM Investors, LLC entered into a Lock-Up Letter Agreement (the “Lock-Up Letter Agreement”) pursuant to which such parties agreed not to offer, sell, pledge or otherwise enter into any transaction or device designed to, or could be expected to, result in the disposition of any shares of common stock owned or subsequently acquired by such parties for a period ending 180 days after such closing without the prior written consent of Kingdon Capital Management, LLC. Kingdon Capital Management, LLC is the investment advisor of each of Kingdon Associates, Kingdon Family Partnership, L.P. and M. Kingdon Offshore Ltd.

On January 29, 2007, we entered into an Amended and Restated License, Hosting and Services Agreement (the “Amended Agreement”) with RazorStream, a company majority owned by our majority shareholder, VM Investors, LLC, which is in turn owned by, among others, Craig Ellins and Amy Black, our Chief Executive Officer and President, and VMdirect’s President, respectively. The Amended Agreement amends and restates the Licensing, Hosting and Services Agreement effective May 1, 2005 with RazorStream. Craig Ellins and Amy Black have no interest in the transaction other than their ownership interest in VM Investors, LLC.

Pursuant to the terms of the Amended Agreement, RazorStream will provide hosting, maintenance and support services for each individual website operated by us or any third party authorized by us. While the initial term of the Amended Agreement ends on January 15, 2008, the Amended Agreement remains operative thereafter unless terminated by either party upon 60 days prior written notice. Under the terms of the Amended Agreement, for each individual website operated by us or any third party authorized by us, RazorStream (a) charges us $5 per new subscriber account exceeding 20,000 accounts (purchasable in 20,000 account increments); (b) is entitled to (1) ten percent (10%) of our total gross revenue from all active subscriber accounts, with a minimum amount of $0.69 per each such subscriber account per month, and (2) some portion of revenue to be mutually agreed upon by the parties for all advertising-based “free” subscriber accounts (which we do not currently provide), provided, however that such terms will provide for a minimum amount of $0.25 per each such subscriber account per month (which cost we will account for as marketing expense); and (c) effective February 1, 2007, is entitled to a minimum guarantee of $50,000 per month that is non-refundable but that will be credited against the above fees. We may, from time to time, engage RazorStream for non-recurring engineering services at a rate of $200 per hour. The fees above apply independently to each individual website operated by us or any third party authorized by us, and no fees charged with respect to any individual website, and no subscriber account applied with respect to any individual website, shall be aggregated with any fees or subscriber accounts, respectively, applied to any other website.

The Amended Agreement also provides us with a non-exclusive, royalty-free, worldwide, perpetual license to use and otherwise exploit the technology described in an exhibit to the Amended Agreement, including in source code format, any corrections, modifications and custom enhancements thereto, and any interfaces necessary for and documentation related to the technology’s functionality. The license portion of the agreement is available whether or not RazorStream provides its services under the agreement, and applies to each individual website operated by us or any third party authorized by us.

VMdirect

Effective January 1, 2003, VMdirect entered into a Software Services Agreement with RazorStream, LLC, a Nevada limited liability company that is majority owned by our majority shareholder, VM Investors, LLC, which is in turn owned by, among others, Craig Ellins and Amy Black, our Chief Executive Officer and President, and VMdirect’s President, respectively, pursuant to which RazorStream supervised VMdirect’s development of various software applications and other software technologies. Under the agreement, RazorStream was entitled to own certain software technology arising from the development (the “Core Technology”), while VMdirect owned its pre-existing technology, certain software applications created during the development and other software applications or technology developed outside the scope of the agreement. Craig Ellins and Amy Black had no interest in the transaction other than their ownership interest in VM Investors, LLC.

In connection with the Software Services Agreement, the parties entered into a Technology License Agreement pursuant to which RazorStream granted VMdirect a non-exclusive, royalty-free, worldwide perpetual license to use and otherwise exploit the Core Technology, including in source code format.

Effective May 1, 2005, each of the Software Services Agreement and Technology License Agreement were terminated by mutual agreement of the parties and superseded by the License, Hosting and Services Agreement (the “Hosting and Services Agreement”), pursuant to which VMdirect and RazorStream continue to be parties and whereby RazorStream provides hosting, maintenance and support services for VMdirect. The Hosting and Services Agreement provides for a term through December 31, 2006, and continues thereafter unless terminated by either party upon sixty days prior written notice. Under the Hosting and Services Agreement, RazorStream (a) charges VMdirect $5 per new subscriber account exceeding 20,000 accounts (purchasable in 20,000 account increments) as reimbursement for additional bandwidth and network capacity required by RazorStream to support such new subscribers; (b) is entitled to (1) ten percent (10%) of VMdirect’s total gross revenue from all active subscriber accounts billed at $25.00 or more per month total gross subscription, with a minimum amount of $3 per each such subscriber account per month, (2) terms to be mutually agreed upon by the parties for all subscriber accounts billed at less than $25.00 per month, and (3) terms to be mutually agreed upon by the parties for all advertising-based “free” subscriber accounts, provided, however that such terms will provide for a minimum amount of $0.25 per each such subscriber account per month; and (c) effective April 1, 2006, is entitled to a minimum guarantee of $50,000 per month that is non-refundable but that will be credited against the above fees. This agreement was amended and restated on January 29, 2007 (see discussion above in related party transactions for DigitalFX).

The Hosting and Services Agreement also provided VMdirect with a non-exclusive, royalty-free, worldwide, perpetual license to use and otherwise exploit the Core Technology, including in source code format. The license portion of the agreement was available whether or not RazorStream provided its services under the agreement.

On June 14, 2006, VMdirect sold an aggregate of 361,603 membership interests to each of the Bruce I. Raben Living Trust, Woodman Management Corporation, SAM Venture Partners, Mathias Venture Partners, LLC, Lorne Walker, Kurt Adelman, Douglas and Terry McNamara, Beverly C. Wolfe, Jorel Management Corp., Strategic Turnaround Equity Partners, LP, MER Investments, Inc. and John Pretto for aggregate gross proceeds equal to $625,000. These purchasers currently hold, in the aggregate, 2,313,434 shares of common stock representing approximately 9.9% of our issued and outstanding shares of common stock. Effective November 30, 2006, we registered the resale of the shares of common stock held by these purchasers.

Transactions with Selling Shareholders

On December 22, 2006, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Kingdon Associates, Kingdon Family Partnership, L.P. and M. Kingdon Offshore Ltd. (the “Investors”) pursuant to which we agreed to sell to the Investors an aggregate of 1,000,000 shares of our common stock (the “Shares”) at a per share price of $4.75 (the “Purchase Price”) for gross proceeds of $4.75 million. The transactions contemplated by the Securities Purchase Agreement closed on December 27, 2006 (the “Closing”).

In connection with the Closing, on December 27, 2006, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which, among other things, we agreed to register the resale of the Shares by the Investors and to keep the registration statement continuously effective until the earlier of the date on which (a) all Shares have been publicly sold by the Investors or (b) the date that all of the Shares may be sold by the Investors without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the “Effectiveness Period”). The Registration Rights Agreement provides that if (i) we do not file a registration statement on or before January 31, 2007, (ii) a registration statement is not declared effective on or prior to March 27, 2007, which date may be extended to May 11, 2007 in the event that the registration statement is reviewed by the SEC, or (iii) after its effective date, such registration statement ceases to remain continuously effective and available to the holders of the Shares at any time prior to the expiration of the Effectiveness Period for an aggregate of more than 30 consecutive trading days or for more than an aggregate of 60 trading days in any 12-month period (which need not be consecutive), then we must pay each holder of Shares on the date of such event, and for each month thereafter that such event continues, an amount in cash as partial liquidated damages equal to 1% of the aggregate Purchase Price paid by such Investor pursuant to the Securities Purchase Agreement for any Shares then held by such Investor, up to a maximum of 18% of the aggregate Purchase Price paid by such Investor in any 12-month period, unless, as a result of the liquidated damages provision of the Registration Rights Agreement, generally accepted accounting principles of the United States require the Shares to be treated as derivative securities, or as any other financial component other than stockholders equity, in which case, the maximum amount payable under the liquidated damages provisions of the Registration Rights Agreement will not exceed 18% of the aggregate Purchase Price paid by such Investor. Pursuant to the Registration Rights Agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock identified in this prospectus and owned by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

As of April 25, 2007, our authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $0.001 per share; and

•
5,000,000 shares of preferred stock, par value $0.01 per share, 1,200,000 of which are designated as Series A Convertible Preferred Stock. We intend to reduce the authorized shares of our Series A Convertible Preferred Stock to zero.

As of April 25, 2007, there were outstanding:

•	23,685,149 shares of common stock held by approximately 157 shareholders of record;

•	options to purchase 1,056,151 shares of common stock;

•	warrants to purchase 704,201 shares of common stock; and

•	no shares of Series A Convertible Preferred Stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our shareholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of convertible preferred stock.

Series A Convertible Preferred Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time and ranking senior to the Preferred Shares, the holders of outstanding Preferred Shares are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of Preferred Shares is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Each Preferred Share will carry a number of votes equal to the number of shares of common stock issuable as if converted at the date of such vote.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of convertible preferred stock ranking senior to the Series A Convertible Preferred Stock, the assets legally available for distribution to our shareholders are distributable ratably among the holders of our Series A Convertible Preferred Stock prior to any distribution to the holders of our common stock at amounts specified in our articles of incorporation.

Conversion Rights

Our articles of incorporation, as amended, provide for the mandatory conversion of Preferred Shares upon our filing of an amendment to our articles of incorporation increasing our authorized number of shares of common stock and effecting a 1 for 50 reverse split of our outstanding common stock. We amended our articles of incorporation to increase our authorized number of shares of common stock and to effectuate a 1 for 50 reverse split of our outstanding common stock on August 1, 2006. As a result, all of our outstanding Preferred Shares automatically converted into shares of our common stock. There are no optional conversion provisions for our Preferred Shares.

Authorized but Undesignated Preferred Stock

We are authorized, subject to limitations prescribed by Florida law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by the articles of incorporation establishing the series or the Florida Business Corporation Act. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of DigitalFX and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants and Options

At April 25, 2007, there were outstanding warrants exercisable to purchase shares of common stock, as follows:

•	704,201 shares at an exercise price of $0.2617 per share, which will expire on December 31, 2010.

At April 25, 2007, there were outstanding options exercisable to purchase shares of common stock, as follows:

•	369,920 shares at an exercise price of $0.2617 per share, which will expire on December 31, 2015;

•	13,204 shares at an exercise price of $0.3331 per share, which will expire on January 3, 2016; and

•	400 shares at an exercise price of $0.50 per share, without expiration.

Anti-takeover Provisions

Certain provisions of our articles of incorporation and Florida law may have the effect of delaying, deferring or discouraging another person from acquiring control of DigitalFX.

Charter and Bylaw Provisions

Our articles of incorporation, as amended, allow our board of directors to issue 5,000,000 shares of Preferred Stock, in one or more series and with such rights and preferences including voting rights, without further shareholder approval. In the event that our board of directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our articles of incorporation, as amended, may inhibit changes of control that are not approved by our board of directors. These provisions could limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock could also effectively limit or dilute the voting power of our shareholders. Accordingly, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our shareholders.

Florida Law

In addition, Florida has enacted the following legislation that may deter or frustrate takeovers of Florida corporations:

The Florida Business Corporation Act expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of the Company and its subsidiaries, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of common stock and our then current value in a freely negotiated transaction. Our board of directors believes such provisions are in our long-term best interests and the long-term best interests of our shareholders.

We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc.

Listing

Our common stock is quoted on the OTC Bulletin Board under the trading symbol “DFXN.” Prior to our name change, increase in authorized shares, and 1-for-50 reverse stock split, all which took effect as of August 1, 2006, our common stock was quoted on the OTC Bulletin Board under the trading symbol “QRUS.”

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling shareholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. The selling shareholders do not expect these discounts, commissions or concessions to exceed what is customary in the types of transactions involved.

In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the selling shareholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon notice to us in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

Jackson L. Morris, Esq., Tampa, Florida, will pass upon the validity of the common stock offered by this prospectus for us.

EXPERTS

The consolidated financial statements of DigitalFX International, Inc. (formerly known as Qorus.com, Inc.) for the years ended December 31, 2006 and 2005, included in this prospectus have been so included in reliance on the report of Weinberg & Company, P.A., independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System. The web site can be accessed at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of DigitalFX International, Inc. (formerly known as Qorus.com, Inc.)

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet at December 31, 2006	F-3

Consolidated Statements of Operations for Years Ended December 31, 2006 and December 31, 2005	F-4

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2006 and December 31, 2005	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and December 31, 2005	F-6

Notes to Consolidated Financial Statements for the Years Ended December 31, 2006 and December 31, 2005	F-7

Unaudited Pro Forma Combined Balance Sheet of Qorus.com, Inc. and
VMdirect, L.L.C. as of March 31, 2006 and the Unaudited Pro Forma
Combined Statements of Operations of Qorus.com, Inc. and VMdirect, L.L.C.
for the Quarter Ended March 31, 2006 and the Year Ended December 31, 2005
F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
DigitalFX International, Inc. (formerly Qorus.com, Inc.) and Subsidiaries
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheet of DigitalFX International, Inc. (formerly Qorus.com, Inc.) (the “Company”) and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DigitalFX International, Inc. (formerly Qorus.com, Inc.) and Subsidiaries as of December 31, 2006 and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006 the Company adopted Statement of Financial Accounting Standard (“SFAS”), “Share-Based Payment” (“SFAS 123(R)”) which requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model.

Weinberg & Company, P.A.
Los Angeles, California
March 7, 2007

DigitalFX International, Inc. (formerly Qorus.com, Inc.) and Subsidiaries

Consolidated Balance Sheet
December 31, 2006
(In thousands, except share data)

Assets
Current assets:
Cash and cash equivalents	$5,754
Accounts receivable	49
Inventories, net	135
Prepaid bandwidth charges, affiliate	72
Prepaid expenses and other assets	253
Deferred income taxes, net	176

Total current assets	6,439

Property and equipment, net of accumulated depreciation and amortization of $135	277
Deposits, merchant processors	719
Deposits, software	373
Other assets	65

Total assets	$7,873

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$542
Accrued expenses	655
Accrued commissions	1,405
Due to affiliate	187

Total current liabilities	2,789

Commitments and Contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	-
Common Stock, $0.001 par value, 100,000,000 shares authorized, 23,280,563 shares issued and outstanding	23
Additional Paid In Capital	9,403
Other comprehensive loss	(20)
Accumulated deficit	(4,322)

Total stockholders’ equity	5,084
Total liabilities and stockholders’ equity	$7,873

See Notes to Consolidated Financial Statements

DigitalFX International, Inc. (formerly Qorus.com, Inc.) and Subsidiaries

Consolidated Statements of Operations
(In thousands, except share and per share data)

	Years Ended December 31,
	2006	2005
Revenues	$22,800	$5,068
Cost of revenues	4,444	1,248

Gross profit	18,356	3,820

Commission expenses	10,459	2,341
Other operating expenses	6,732	2,646

Operating income (loss)	1,165	(1,167)

Other (income) expense:
Expenses relating to exchange transaction	635	-
Other (income) expense, net	(63)	56

Other (income) expense, net	572	56

Income (Loss) before provision for income taxes	593	(1,223)

Provision for income taxes	113	-

Net income (loss)	$480	$(1,223)

Net income (loss) per share:
Basic	$.02	$(.06)

Fully diluted	$.02	$(.06)

Weighted average shares outstanding:
Basic	21,032,218	19,631,179

Fully diluted	22,832,198	19,631,179

See Notes to Consolidated Financial Statements

DigitalFX International, Inc. (formerly Qorus.com, Inc.) and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)
(In thousands, except share data)

	Common Shares	Stock Amount	Additional Paid-In Capital	Deferred Compensation	Other Comprehensive Loss	Accumulated Deficit	Total

Opening Balance, January 1, 2005	15,790,110	$16	$3,306	$-	$-	$(3,579)	$(257)

Issuance of common stock	3,841,069	4	998	-	-	-	1,002

Distributions to shareholders	-	-	(43)	-	-	-	(43)

Issuance of warrants	-	-	179	(57)	-	-	122

Amortization of fair value of options	-	-	-	-	-	-	-

Foreign currency translation adjustment	-	-	-	-	(1)	-	(1)

Net loss for the year ended December 31, 2005	-	-	-	-	-	(1,223)	(1,223)

Ending balance, December 31, 2005	19,631,179	20	4,440	(57)	(1)	(4,802)	(400)

Reclassification of deferred compensation	-	-	(57)	57	-	-	-

Issuance of common stock	2,519,780	2	4,939	-	-	-	4,941

Exercise of warrants	165,247	-	43	-	-	-	43

Distributions to shareholders	-	-	(265)	-	-	-	(265)

Amortization of fair value of warrants	-	-	175	-	-	-	175

Amortization of fair value of options	-	-	130	-	-	-	130

Effect of merger transaction	964,357	1	(2)	-	-	-	(1)

Foreign currency translation adjustment	-	-	-	-	(19)	-	(19)

Net income for the year ended December 31, 2006	-	-	-	-	-	480	480

Ending balance, December 31, 2006	23,280,563	$23	$9,403	$-	$(20)	$(4,322)	$5,084

See Notes to Consolidated Financial Statements

DigitalFX International, Inc. (formerly Qorus.com, Inc.) and Subsidiaries

Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31,
	2006	2005
Operating activities:
Net income (loss)	$480	$(1,223)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	135	78
Equity based compensation expense	305	122
Deferred income taxes	(176)	-
Changes in assets and liabilities:
Accounts receivable	(22)	(24)
Inventory	19	(138)
Prepaid expenses and reserves	(908)	(7)
Accounts payable and accrued expenses	1,420	817
Due to affiliate	133	(56)

Net cash provided by (used in) operating activities	1,386	(431)

Investing activities:
Purchases of property and equipment	(174)	(279)
Deposits on software	(373)	-

Net cash used in investing activities	(547)	(279)

Financing activities:
Proceeds from issuance of common stock, net	4,941	1,002
Proceeds from exercise of warrants, net	43	-
Principal payments on note payable	(50)	-
Distributions to shareholders	(265)	(43)

Net cash provided by financing activities	4,669	959

Foreign currency translation	(19)	(1)

Change in cash and cash equivalents	5,489	248
Cash and cash equivalents, beginning of period	265	17

Cash and cash equivalents, end of period	$5,754	$265

Supplemental cash flow information:
Cash paid for interest	$2	$4
Cash paid for income taxes	$250	$-

See Notes to Consolidated Financial Statements

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Note 1.  The Company and Basis of Presentation

Company

DigitalFX International, Inc. (the “Company”), a Florida C corporation, is a holding company, containing a web-based social networking company that hosts and markets a streaming video portal: helloWorld.com. The portal utilizes a commercial-free, subscription-based Application Service Provider (ASP) model, providing subscribers with a wide spectrum of streaming video content as well as an integrated suite of consumer-oriented streaming media applications, including video email, video chat and live web-casting. The Company sells subscriptions to its portal through a unique multi-tiered affiliate program using non-related independent distributors, known as “Affiliates.” The Company also markets subscriptions directly to “Retail Customers” who purchase them for their personal use. In addition to offering portal subscriptions, the Company sells select products to these Affiliates to assist them in building their businesses and in selling subscriptions to the portal.

The consolidated financial statements include the accounts of the Company, VMdirect, L.L.C. (“VMdirect”) and its wholly-owned U.K. subsidiary, and the Company’s wholly-owned Nevada subsidiaries. Inter-company transactions and balances have been eliminated.

Merger and Stock Split

On June 15, 2006, Qorus.com, Inc., an inactive Florida corporation (“Qorus”) with no current operations, issued to the Company’s members 1,014,589 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Qorus (the “Preferred Stock”), which were converted into 1,057,547,456 shares of Qorus’ common stock (“Conversion Shares”). The number of shares of Preferred Stock issued to the Members and the number of Conversion Shares gives effect to the issuance of 289,292 membership units by VMdirect for an aggregate purchase price of $625,000, a transaction that was completed immediately prior to the Closing. The transaction has been accounted for as a reverse merger (recapitalization) with the Company deemed the accounting acquirer, and Qorus the legal acquirer. As such, the financial statements herein reflect the historical activity of VMdirect since its inception, and the historical stockholders’ equity of VMdirect has been retroactively restated for the equivalent number of shares received in the exchange after giving effect to any differences in the par value offset to additional paid in capital. Subsequent to the consummation of this transaction, Qorus changed its name to DigitalFX International, Inc.

On August 1, 2006, the Company affected a 1 for 50 reverse stock split. The effect of this stock split has been retroactively reflected in the financial statements as if the stock split occurred at the beginning of the earliest period reported.

Note 2.  Accounting Policies

Use of Estimates and Assumptions

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Examples of significant estimates used in preparing the accompanying financial statements include, but are not limited to: the carrying value of long-lived assets; useful lives of property and equipment; revenue recognition; and the valuation allowances for receivables, inventories and sales returns, and the value of stock options issued for the purpose of determining stock-based compensation. Actual results and outcomes may materially differ from management’s estimates and assumptions.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Cash and Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less when acquired to be cash equivalents. The Company holds its cash in what it believes to be credit-worthy financial institutions.

At December 31, 2006, the Company had $719 of funds held by banks as reserves against any possible charge backs and returns on credit card transactions related to customer disputes that are not offset against the Company’s daily sales deposit activity. These amounts are reflected as Deposit, Merchant Processors on the Company’s balance sheet.

Inventories

Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market. As of December 31, 2006, inventories consisted of finished goods. The Company reviews on hand inventory for obsolete and excess finished goods on a monthly basis.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets or terms of the related lease agreements. Computers, equipment and purchased software are depreciated over three years. Depreciation of the assets begins in the month following the in-service date, and maintenance and repairs are charged to expense as incurred.

Revenue Recognition

The Company generates revenue through (i) sales of affiliate business packages and selling aids to affiliates which include cameras, sales literature, and training videos, and the initial month's subscription to our internet-based suite of products which includes a wide spectrum of streaming video content and an integrated suite of streaming media applications, including video email, video chat, and live web-casting, (ii) sales of monthly subscriptions to retail customers and affiliates with a wide spectrum of streaming video content as well as an integrated suite of streaming media applications, including video email, video chat, and live web-casting, (iii) sales of branded apparel and merchandise, and (iv) hosting conferences and events.

Affiliate Business Packages

The Company recognizes revenue from the sales of the cameras and selling aids within the business package, including shipping revenue, in accordance with SAB No. 104, when persuasive evidence of an order arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Generally, these criteria are met at the time the product is shipped to customers when title and risk of loss have transferred. Sales of the above products, ranging in price from $79 to $1,999, entail no post-customer support or delivery of any other items. Allowances for estimated subsequent customer returns are provided when revenues are recorded. Costs incurred for the shipping and handling of its products are recorded as cost of sales.

The Company recognizes revenue from sale of the affiliate’s initial month’s subscription to the internet-based suite of products in accordance with generally accepted accounting principals and based on the fair value of such suite of products. Fair value is determinable because the subscription fee is thereafter billed monthly at a fixed rate based on the level of service selected. Access to the internet-based studio suite of the products is delivered together, and the individual products within the suite cannot be sold separately. Access is delivered immediately upon sign up and order acceptance.

A monthly subscription is cancellable at any time. The relevant subscription fee is fully refundable if such cancellation is made in writing in accordance with the Company’s policies but only for the current month. The Company provides a reserve for cancellations.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Monthly Subscriptions

The Company recognizes revenue from sales of a month’s subscription to retail customers and sales to affiliates for their recurring subscription to the internet-based suite of products in accordance with generally accepted accounting principals and based on the fair value of such suite of products. Fair value is determinable because the subscription fee is billed at a fixed rate based on the level of service selected. A monthly subscription is cancellable at any time. The Company records an allowance for subscription cancellations based on an analysis of historical data for the four months preceding the date of measurement. The accuracy of these estimates is dependent on the rate of future cancellations being consistent with the historical rate. Increases or decreases to the sales allowance are charged to revenue.

Apparel and Merchandise

The Company also sells select products to affiliates to assist them in building their businesses and in selling subscriptions to the portal. Revenue for these sales including shipping revenue are recognized when all the criteria of SAB No. 104 described above are met, which is generally upon shipment.

Conferences and Events

The Company also earns fees for certain events it hosts such as sales and training conferences and seminars. Revenue is recognized when all of the criteria of SAB No. 104 described above are met, which is generally after the event has occurred. Amounts collected prior to the event are reflected as deferred revenue, and recognized after the event has occurred. As of December 31, 2006, the Company had no such deferred revenue.

Shipping and Handling Fees

Shipping and handling fees are billed to customers and included in revenue. The related costs are included in cost of goods sold. Shipping and handling costs are charged to expense as incurred. Total shipping and handling costs of $349 and $98 are included in cost of goods sold for the years ended December 31, 2006 and 2005, respectively.

Product Returns and Cancellations

Affiliate business packages and merchandise returned within the first 30 days of purchase are refunded at 90 percent of the sales price. Returned products that were damaged during shipment to the customer is replaced immediately at the Company’s expense.

The sales allowance is a monthly estimate of refunds to be issued on affiliate business packages that have been shipped but are still subject to our return policy at month end. The allowance is based on an analysis of the historical rate of credits and refunds, using the latest four months activity. Increases or decreased to the sales allowance are charged to revenue.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Monthly subscription services are provided immediately upon enrollment and continue until cancelled. The recurring subscription can be cancelled at any time in writing. An allowance is recorded for subscription cancellations based on an analysis of historical data for the four months preceding the date of measurement.

Stock-Based Compensation

The Company accounts for stock option and warrant grants issued to non-employees using the guidance of SFAS No. 123R, “Accounting for Stock-Based Compensation” and EITF No. 96-18: “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” whereby the fair value of such option and warrant grants is determined using the Black-Scholes option pricing model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 was amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” which required companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees. Through December 31, 2005, the Company accounted for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), with pro forma disclosures of net income (loss) as if the fair value method had been applied. Accordingly, compensation cost for stock options and warrants was measured as the excess, if any, of the fair market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

As the exercise price of stock options issued to employees was not less than the fair market value of the Company’s common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method, there was no related compensation expense for options issued to employees recorded in the Company’s 2005 consolidated financial statements. The Company did not issue any warrants to employees during the year ended December 31, 2005. The fair value of stock options issued to officers, directors and employees on the date of grant was estimated using the Black-Scholes option-pricing model, and the effect on the Company’s results of operations for the year ending December 31, 2005 if such stock options and warrants had been accounted for pursuant to SFAS No. 123 is as follows:

Net loss as reported	$(1,223)
Deduct: total stock-based employee compensation expense determined under the fair value method for all vested awards, net of related taxes	(11)
Pro-forma net loss	$(1,234)
Basic and diluted earnings per share:
Net loss as reported	$(0.06)
Pro-forma net loss	$(0.06)

In the above disclosure, the following Black-Scholes option-pricing model assumptions were used to compute the weighted average fair value of stock options granted during the year ended December 31, 2005: Risk-free interest rate: 4.5%, Expected volatility: 50% and Expected life of options: 4-6 years.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123R superseded APB No. 25 and amended SFAS No. 95, “Statement of Cash Flows.” Effective January 1, 2006, SFAS No. 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards. The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date (see Note 6, Stock Options and Warrants).

Earnings (Loss) Per Share

Statement of Financial Accounting Standards No. 128, “Earnings per Share”, requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding have been retroactively restated for the equivalent number of shares received by the accounting acquirer as a result of the Exchange transaction as if these shares had been outstanding as of the beginning of the earliest period presented. The 964,657 shares issued to the legal acquirer are in included in the weighted average share calculation from June 15, 2006, the date of the exchange agreement.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Diluted earnings per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. In computing diluted earnings per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants.

The following is a reconciliation of the calculation of basic and diluted earnings per share for the years ended December 31, 2006 and 2005.

	2006			2005
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Loss (Numerator)	Shares (Denominator)	Per-Share Amount
Basic earnings per share:
Income available to common stockholders	$480	21,032,218	$0.02	$(1,223)	19,631,179	$(0.06)

Effect of Dilutive Securities:
Options and warrants	-	1,799,980	-	-	-	-

Diluted earnings per share	$480	22,832,198	$0.02	$(1,223)	19,631,179	$(0.06)

Options to purchase 291,500 shares of common stock at $7.75 per share were outstanding during the year ended December 31, 2006 but were not included in the computation of diluted earnings per share for this period because the options’ exercise price was greater than the average market price of the common shares during this period, and their effect would be anti-dilutive. Options to purchase 818,349 shares of common stock at $0.26 were outstanding during the year ended December 31, 2005 but were not included in the computation of diluted earnings per share for this period because the Company incurred a loss for this period, and their effect would be anti-dilutive.

Member Incentives

The Company’s commission structure is based on a multi-level affiliate program. Commissions are recorded for sales, including commissions based on bonus points assigned to products which are independent of the product’s price. Commissions totaled $10,459 and $2,341 for the years ended December 31, 2006 and 2005, respectively, and are included in the accompanying consolidated statements of operations.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, accrued commissions and due to affiliate approximate fair value due to the short maturity of these financial instruments.

Qualitative and Quantitative Disclosures About Market Risk

We currently have limited financial market risks from changes in foreign currency exchange rates or changes in interest rates and do not use derivative financial instruments. For the year ended December 31, 2006, 3% of total revenue is denominated in British pounds, 7% in Australian dollars and 1% in New Zealand dollars. In the future, we expect to enter into transactions in additional currencies. An adverse change in exchange rates would result in a decline in income before taxes, assuming that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, such changes typically affect the volume of sales or foreign currency sales price as competitors’ products become more or less attractive.

Income Taxes

VMdirect had 11 individual members until June 15, 2006. After the exchange transaction, DigitalFX became the sole member of VMdirect. Federal income tax obligations for the period through and including June 15, 2006 were passed through to the previous members of VMdirect, and the Company recorded no provision for such taxes. The Company has agreed with the previous members of VMdirect that the Company will not make any distributions to pay tax liabilities, if any, on income earned prior to June 15, 2006. Consequently, the taxes, if any, on the income of VMdirect through June 15, 2006 are payable individually by each member.

The Company accounts for income taxes and related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse.

The Company’s provision for income taxes at December 31, 2006 was based on income for the period from June 16, 2006 to December 31, 2006 as adjusted for timing differences outstanding at the date that DigitalFX became the sole member of VMdirect. The Company’s income tax provision was computed based on the federal statutory rate, net of the related deferred tax benefit.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Foreign Currency Translation

The functional currency of our UK subsidiary is the pound sterling. The foreign subsidiary asset and liability accounts are translated for consolidated financial reporting purposes into U.S. dollar amounts at period end exchange rates; investment accounts, revenue and expense accounts are translated at the average rates during the period rates in accordance with FASB 52. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of “Other comprehensive loss” in the accompanying balance sheet.

Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income,” established rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the Company’s foreign currency translation adjustments to be reported as a separate component (comprehensive income/loss) of stockholders’ equity. The components of comprehensive income (loss) are as follows:

	Years ended December 31,
	2006	2005

Net Income (Loss)	$480	$(1,223)
Foreign Currency Translation	(19)	(1)
Comprehensive Income (Loss)	$461	$(1,224)

Reclassifications

In the current year we have reclassified certain components of our stockholders’ equity section to reflect the elimination of deferred compensation arising from unvested share-based compensation pursuant to the requirements of Staff Accounting Bulletin No. 107, regarding Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” This deferred compensation was previously recorded as an increase to additional paid-in capital with a corresponding reduction to stockholders’ equity for such deferred compensation. This reclassification has no effect on net income or total stockholders’ equity as previously reported. The Company will record an increase to additional paid-in capital as the share-based payments vest.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. The Company does not believe the adoption of SFAS No. 157 will have a material, if any, effect on its results of operations, financial position, or cash flows.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109,” which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. FIN 48 presents a two-step process for evaluating a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, based on the technical merits of the position. The second step is to measure the benefit to be recorded from tax positions that meet the more-likely-than-not recognition threshold, by determining the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement, and recognizing that amount in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of FIN 48 will have a material, if any, effect on its results of operations, financial position, or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet (iron curtain) approach and an income statement (rollover) approach then evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The Company has adopted the bulletin during 2006. The adoption did not have a material effect on results of operations, financial position, or cash flows.

Note 3.  Product, Customer and Geographic Information

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” establishes standards for the reporting of business enterprises of information about operating segments, products and services, geographic areas and major customers. The standard for determining what information to report is based on operating segments within DigitalFX International that are regularly reviewed and used by the chief operating decision-maker in evaluating financial performance and resource allocation.

DigitalFX International’s chief operating decision-maker is considered to be the chief executive officer (CEO). Based on the financial information reviewed by the CEO, the Company has determined that it operates in a single operating segment, specifically, digital web-based communications services.

The following table presents revenue by product category for the years ended December 31, 2006 and 2005.

Revenue:	December 31, 2006	December 31, 2005

Affiliate business packages	$7,745	$1,960
Upgrades to business packages	1,551	477
Subscription fees for access plans and administrative tools	11,849	2,310
Merchandise and Shipping fees	921	178
Other revenue	734	143
Total Revenue	$22,800	$5,068

The breakdown of revenues generated by geographic region for the years ended December 31, 2006 and 2005 is as follows:

	December 31, 2006	December 31, 2005

United States, Canada & Mexico	89%	88%
United Kingdom	3%	12%
Australia	7%	-
New Zealand	1%	-
	100%	100%

Assets and liabilities located in countries outside the United States were not material at December 31, 2006.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

The breakdown of revenues generated by customer type for the years ended December 31, 2006 and 2005 is as follows:

	December 31, 2006	December 31, 2005

Affiliates	94%	94%
Retail customers	6%	6%
	100%	100%

Note 4.  Property and Equipment

Property and equipment at December 31, 2006 consists of the following:

Furniture and fixtures	$16
Computers and equipment	302
Purchased software	216
534
Less: accumulated depreciation and amortization	(257)
$277

All property and equipment above is depreciated over a three year life. Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was $135 and $78, respectively.

Note 5.  Equity Transactions

2006 Transactions

Merger and Stock Split

As described in Note 1, on June 15, 2006, Qorus issued to the members of VMdirect 1,014,589 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Qorus which were converted into 1,057,547,456 shares of Qorus’ common stock. The number of shares of Preferred Stock issued to the Members and the number of Conversion Shares gives effect to the issuance of 361,603 membership units by VMdirect for an aggregate purchase price of $625, a transaction that was completed immediately prior to the Closing, resulting in net proceeds to the Company of $594,000.

On August 1, 2006, the Company affected a 1 for 50 reverse stock split. The effect of this stock split has been retroactively reflected in the financial statements as if the stock split occurred at the beginning of the earliest period reported. The stock split converted the 1,057,547,456 shares of Qorus’ common stock into approximately 21,150,959 shares of common stock of the Company, of which 1,519,780 shares relate to the sale of membership units by VMdirect consummated immediately prior to the closing and the remaining 19,631,179 shares represent the converted shares outstanding as of December 31, 2005.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Sale of Common Stock

On December 22, 2006, the Company entered into a Securities Purchase Agreement pursuant to which the Company sold 1,000,000 shares of its common stock at a per share price of $4.75 resulting in gross proceeds of $4,750. The Company paid placement and other closing costs of $405 resulting in net proceeds to the Company of $4,345.

In connection with the Closing, on December 27, 2006, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which, among other things, the Company agreed to register the resale of the Shares by the Investors and to keep the registration statement effective until the earlier of the date on which all Shares have been sold by the Investors and the date that all of the Shares may be sold by the Investors pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Effectiveness Period”). The Registration Rights Agreement provides that if (i) the Company does not file a registration statement on or before January 31, 2007, (ii) a registration statement is not declared effective on or prior to March 27, 2007, which date may be extended to May 11, 2007 in the event that the registration statement is reviewed by the Securities and Exchange Commission, or (iii) after its effective date, such registration statement ceases to remain continuously effective and available to the holders of the Shares at any time prior to the expiration of the Effectiveness Period for an aggregate of more than 30 consecutive trading days or for more than an aggregate of 60 trading days in any 12-month period (which need not be consecutive), then the Company must pay each holder of Shares on the date of such event, and for each month thereafter that such event continues, an amount in cash as partial liquidated damages equal to 1% of the aggregate Purchase Price paid by such Investor pursuant to the Securities Purchase Agreement for any Shares then held by such Investor, up to a maximum of 18% of the aggregate Purchase Price paid by such Investor in any 12-month period, unless, as a result of the liquidated damages provision of the Registration Rights Agreement, generally accepted accounting principles of the United States require the Shares to be treated as derivative securities, or as any other financial component other than stockholders equity, in which case, the maximum amount payable under the liquidated damages provisions of the Registration Rights Agreement will not exceed 18% of the aggregate Purchase Price paid by such Investor.

Distributions

Prior to the merger transaction described above, members of VMdirect received distributions of $265 and $43 during the years ended December 31, 2006 and 2005, respectively.

2005 Transactions

In 2005, the Company sold 91.40 membership units (equivalent to 3,841,069 shares of common stock) for $11per unit receiving $1,005 from two individual investors.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Note 6.  Stock Options and Warrants

Options

The Company’s 2006 Stock Incentive Plan was adopted by our board of directors and became effective in August, 2006. The total number of shares reserved for issuance under this plan was 1,537,501. The number of shares reserved for issuance under the 2006 Stock Incentive Plan is subject to an annual increase on the first day of each fiscal year during the term of the 2006 Stock Incentive Plan, beginning January 1, 2007, in each case in an amount equal to the lesser of (i) 1,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding year, or (iii) an amount determined by our board of directors. Any shares of common stock subject to an award, which for any reason expires or terminates unexercised, are again available for issuance under the 2006 Stock Incentive Plan. Our board of directors did not increase the total number of shares reserved for issuance under the 2006 Stock Incentive Plan for the fiscal year beginning January 1, 2007.

The 2006 Stock Incentive Plan will terminate after 10 years from the effective date, unless it is terminated earlier by our board of directors. The plan authorizes the award of stock options, stock purchase grants, stock appreciation rights and stock units.

The 2006 Stock Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to our employees or to employees of any of our parents or subsidiaries. All awards other than incentive stock options may be granted to our employees, officers, directors, consultants, independent contractors and advisors or employees, officers, directors, consultants, independent contractors and advisors of any of our parents or subsidiaries. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% shareholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options will be determined by the administrator of the plan when the options are granted. The term of options granted under our 2006 Stock Incentive Plan may not exceed 10 years and typically vest over four years, with 25% of the options vesting after 12 months and 75% vesting monthly over the remaining three years.

The weighted average grant date fair value of stock options granted during the years ended December 31, 2006 and 2005 was $3.18 and $0.48, respectively.

As of December 31, 2006, 1,246,001 shares were available for grant under the 2006 Stock Incentive Plan.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

The following is a summary of option activity (including plan and non-plan options) for the years ended December 31, 2006 and 2005 (in thousands, except per share data):

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding at December 31, 2004	-	-	-
Granted	818,349	$0.26	$0.26
Exercised	-	-	-
Cancelled	-	-	-
Outstanding at December 31, 2005	818,349	$0.26	$0.26
Granted	559,632	$0.33-$7.75	$5.47
Exercised	-	-	-
Cancelled	(199,854)	$0.26-$7.75	$3.89
Outstanding at December 31, 2006	1,178,127	$0.26-$7.75	$2.12
Exercisable at December 31, 2006	348,428	$0.26	$0.26

The following table summarizes information regarding options outstanding at December 31, 2006:

	Shares	Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (months)	Aggregate Intrinsic Value
Shares Granted Quarter Ended December 31, 2005	780,613	$0.26	$0.26	108	4,087
Shares Granted Quarter Ended March 31, 2006	106,014	$0.33	$0.33	111	548
Shares Granted Quarter Ended June 30, 2006	291,500	$7.75	$7.75	114	-
Outstanding at December 31, 2006	1,178,127	$0.26-$7.75	$2.12	110	$4,635
Exercisable at December 31, 2006	348,428	$0.26	$0.26	108	$1,825

There were no stock options exercised during the year ended December 31, 2006. The Company recognized compensation expense from vesting of stock options of $130 for the year ended December 31, 2006 and had estimated future compensation expense from these stock options of $1,178 at December 31, 2006 which will be recognized over the remaining estimated weighted useful life of 110 months.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Warrants

On December 31, 2005, the Company granted warrants to purchase 1,551,535 shares of common stock at an exercise price of $0.26 in connection with professional services performed by various consultants. The warrants were granted under Individual Stock Purchase Warrant Agreements which expire on December 31, 2010. The warrants vested immediately at the grant date, with the exception of 378,664 shares, of which 48,380 shares vested and 330,284 shares were cancelled during the year ended December 31, 2006. The weighted average grant date fair value of warrants granted on December 31, 2005 was $0.48. No warrants were granted during the year ended December 31, 2006.

During the year ended December 31, 2006, warrants to purchase 165,144 shares of common stock were exercised at $0.26 per share, for total proceeds of $43. The Company recognized compensation expense from warrants of $175 and $122 during the years ended December 31, 2006 and 2005, respectively.

The following is a summary of stock purchase warrant activity for the years ended December 31, 2006 and 2005 (in thousands, except per share data):

	Shares	Range of Exercise Prices	Weighted Average Exercise Price
Outstanding at December 31, 2004	-	-	-
Granted	1,552,565	$0.26	$0.26
Exercised	-	-	-
Cancelled	-	-	-
Outstanding at December 31, 2005	1,552,565	$0.26	$0.26
Granted	-	-	-
Exercised	(165,247)	0.26	0.26
Cancelled	(330,488)	0.26	0.26
Outstanding at December 31, 2006	1,056,830	$0.26	$0.26
Exercisable at December 31, 2006	1,056,830	$0.26	$0.26

The following table summarizes information regarding warrants outstanding at December 31, 2006:

	Shares	Exercise Price	Weighted Average Remaining Contractual Term (months)	Aggregate Intrinsic Value
Outstanding at December 31, 2006	1,056,830	$0.26	48	$5,532
Exercisable at December 31, 2006	1,056,830	$0.26	48	$5,532

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Valuation Assumptions

The fair value of options and warrants were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2006 and 2005:

Dividend yield	-0-
Risk-free interest rate	4.50%
Expected volatility	50.00%
Expected life of options	4 - 6 years

Note 7.  Related Parties

On January 1, 2003, the Company entered into a Software Services Agreement with RazorStream, LLC, an affiliate of the Company through common members, pursuant to which RazorStream supervised the Company’s development of various software applications and other software technologies. Under the agreement, RazorStream was entitled to own certain software technology arising from the development (the “Core Technology”), while the Company owned its pre-existing technology, certain software applications created during the development and other software applications or technology developed outside the scope of the Agreement.

In connection with the Software Services Agreement, the parties entered into a Technology License Agreement pursuant to which RazorStream granted the Company a non-exclusive, royalty-free, worldwide perpetual license to use and otherwise exploit the Core Technology, including in source code format.

On May 1, 2005, each of the Software Services Agreement and Technology License Agreement were terminated by mutual agreement of the parties and superseded by the License, Hosting and Services Agreement (the “License Agreement”), entered into to be effective as of May 1, 2005, to which the Company and RazorStream continue to be parties. The Hosting and Services Agreement provides for a term through December 31, 2006, and continues thereafter unless terminated by either party upon sixty days prior written notice. Under the License Agreement, RazorStream (a) will charge the Company $5 per new subscriber account exceeding 20,000 accounts (purchasable in 20,000 account increments); (b) is entitled to (1) ten percent (10%) of the Company’s total gross revenue from all active subscriber accounts billed at $25.00 or more per month total gross subscription, with a minimum amount of $3 per each such subscriber account per month, (2) terms to be mutually agreed upon by the parties for all subscriber accounts billed at less than $25.00 per month, and (3) terms to be mutually agreed upon by the parties for all advertising-based “free” subscriber accounts that may be provided by the Company in the future, provided, however that such terms will provide for a minimum amount of $0.25 per each such subscriber account per month; and (c) is entitled to a minimum guarantee of $50,000 per month, commencing April 1, 2006, that is non-refundable but that will be credited against the above fees. Under the Services agreement, the Company may, from time to time, engage RazorStream for non-recurring engineering services at a rate of $200 per hour. The fees above apply independently to each individual website operated by the Company or any third party authorized by the Company, and no fees charged with respect to any individual website, and no subscriber account applied with respect to any individual website, shall be aggregated with any fees or subscriber accounts, respectively, applied to any other website. This agreement was amended and restated on January 29, 2007 (see Note 10).

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

In connection with the services discussed above, the Company incurred expenses of $1,554 and $244 during the years ended December 31, 2006 and 2005, respectively. Due to affiliates of $187 and $54 as of December 31, 2006 and 2005, respectively, represent amounts due to RazorStream. These amounts are unsecured, non-interest bearing and are due for services rendered as discussed above.

Note 8.  Income Taxes

The Company’s provision for income taxes at December 31, 2006 was based on income for the period from June 16, 2006 to December 31, 2006 as adjusted for timing differences outstanding at the date that DigitalFX became the sole member of VMdirect. The Company’s income tax provision was computed based on the federal statutory rate, net of the related federal benefit for this period.

The provision for income taxes consists of the following for the years ended December 31, 2006 and 2005 (in thousands):

	December 31, 2006	December 31, 2005

Current tax provision- federal	$231	$-
Deferred tax provision- federal	(176)	-
Income tax provision - federal	55	-

Income tax provision- foreign	58	-
Income tax provision	$113	$-

A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows for the year ended December 31, 2006:

	December 31, 2006	December 31, 2005
Income before income tax provision	$593	$-
Expected tax (federal statutory rate 34%)	202	-
Foreign tax provision	(58)	-
Timing differences	(31)	-

Income tax provision	$113	$-

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

The tax effects of the temporary differences that give rise to significant portions of the net deferred tax asset at December 31, 2006 are as follows (in thousands):

December 31, 2006
Stock based compensation	$98
Depreciation and amortization	25
Allowance for sales returns	23
Inventory reserve	21
Accrued vacation	9
Deferred income taxes, net	$176

The Company did not record any valuation allowance against deferred tax assets at December 31, 2006. Management has determined, based on the Company’s history and expectations for the future, that operating income of the Company will more likely than not be sufficient to fully recognize these deferred tax assets.

The Company’s provision for income taxes at December 31, 2006 was based on income for the period from June 16, 2006 to December 31, 2006 as adjusted for timing differences outstanding at the date that DigitalFX became the sole member of VMdirect. The Company’s income tax provision was computed based on the federal statutory rate, net of the related deferred tax benefit. The pro forma net income taxes and proforma net income below reflect the effect as if the Company had been taxed in accordance with Subchapter C of the Internal Revenue Code (a “C” Corporation) for the year ended December 31, 2006.

	December 31, 2006	December 31, 2005
Income taxes:
As reported	$113	$-
Proforma	$202	$-

Net income
As reported	$480	$-
Proforma	$391	$-
Net income per share	$0.02	$-

Note 9.  Commitments and Contingencies

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Except as is described below, we are not currently party to any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

On August 4, 2005, VMdirect filed a lawsuit in the District Court of Clark County, Nevada, against a former employee alleging a number of complaints including fraud, breach of oral contract, intentional interference, and negligent interference, and seeking compensatory and punitive damages in amounts to be proved at trial, rescission of the oral contract relating to the defendant’s equity interest in VMdirect, injunctive relief, punitive damages, attorneys’ fees, disgorgement of ill gotten profits, revenues and gain, and restitution. VMdirect hired the defendant in May 2001 as a project manager in reliance upon the defendant’s representations regarding his skill in handling the job duties. In May 2002, VMdirect agreed to provide the defendant with a small portion of the equity interest in VMdirect, which was expressly conditioned upon the defendant working full time and in good faith for no less than 3 years after May 2002. VMdirect terminated defendant’s employment on August 10, 2004 due to his continuous lack of diligence and unsatisfactory job performance as well as his creation of a hostile and adversarial work environment.

On August 5, 2005, VMdirect was served with a lawsuit filed in the District Court of Clark County, Nevada, which counterclaim was amended on March 27, 2006, by this same former employee for alleged breach of employment contract and wrongful termination, and seeking general damages in excess of $10,000, special damages for lost wages and converted monies in the amount of $270,000, special damages for the equity interest in VMdirect in an amount to be determined, punitive or treble damages as allowed by law, attorneys’ fees and the dissolution of VMdirect. This former employee alleges that the grant of the equity interest in VMdirect had no conditions, and that VMdirect has engaged in a campaign to defame said former employee.

A petition to consolidate these cases was filed on September 20, 2005 and is currently pending before the courts. On May 5, 2006, our legal counsel representing us in this matter filed a motion to dismiss the defendant’s amended counterclaim, which motion was denied on September 21, 2006. Our legal counsel representing us in this matter subsequently filed an answer to the defendant’s amended counterclaim on July 18, 2006, denying all liability. Our management believes there exists no basis for the former employee’s claims and intends to pursue VMdirect’s claims, and defend the former employee’s claims, vigorously. In the event our management’s assessment of the case is incorrect, or the former employee actually obtains a favorable judgment for the claimed damages, we believe that the economic impact on us would be insignificant and would not materially affect our operations.

On February 7, 2007, VMdirect and DigitalFX Solutions jointly filed a lawsuit in the Superior Court of the State of California for the County of Los Angeles against a former affiliate of VMdirect alleging a number of complaints including unfair business practice, misappropriation of trade secrets, slander, intentional interference with contractual relationship, intentional interference with prospective economic advantage and breach of contract, and seeking compensatory and punitive damages in amounts to be proved at trial, injunctive relief and attorneys’ fees and costs. The defendant became an affiliate of VMdirect in May 2006 and agreed to adhere to VMdirect’s Code of Ethics for affiliates. Upon signing up as an affiliate, defendant represented that he was capable of bringing a substantial number of new affiliates to VMdirect, and in reliance on this representation, VMdirect agreed to provide certain privileges to defendant including posting of training materials on VMdirect’s website. VMdirect also agreed to work with defendant to develop training materials. Although VMdirect paid for all of the costs of developing the materials and its personnel actively participated in the development of such materials, defendant demanded aggregate compensation of $300,000 for creating the training and motivational materials after they were completed. After VMdirect did not pay this fee to defendant, defendant requested that VMdirect stop using the materials, began disparaging the company and its officers, and engaged in cross-recruiting affiliates from other VMdirect networks, a practice prohibited by VMdirect’s Code of Ethics for its affiliates. VMdirect then terminated defendant’s distribution network and believes that defendant continues to use VMdirect’s proprietary trade secrets to recruit affiliates to join other network marketing companies that compete with VMdirect.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

On March 6, 2007, the Company, along with VMdirect and DigitalFX Solutions, were served with a cross complaint for damages filed in the Superior Court of California for the County of Los Angeles, by this same former affiliate for alleged breach of contract, fraud-intentional misrepresentation, fraud-intentional concealment/omission, fraud-false promises, negligent misrepresentation and infringement of the rights of publicity and privacy, and seeking general, exemplary and punitive damages in amounts to be determined at trial and an order enjoining our use of his name, image, photograph and likeness for any purpose without his written consent. This former affiliate alleges that the officers of VMdirect agreed to grant him 60,000 shares of the Company’s common stock, agreed to pay him a percentage of sales to small businesses and enterprises in connection with his creation of certain training materials, agreed to pay for the costs of all training materials created by him and agreed that all training materials which contained his likeness would remain his intellectual property. This former affiliate also alleges that it was expressly agreed that a copy of such materials would be made available to him for posting as promotional materials on his own website and that his consent for VMdirect to use his image and likeness on its websites would be revocable at any time.

On March 6, 2007, legal counsel for the same former affiliate filed a Notice of Removal of Action with the United States District Court of the Central District of California seeking to remove the case from the Superior Court of California to the United Stated District Court. Our legal counsel intends to file a motion to remand the case back to the Superior Court of California. In the event our management’s assessment of the case is incorrect, or the former affiliate actually obtains a favorable judgment for the claimed damages, we believe that such a judgment could have a significant impact on our results of operations.

Operating Leases

The Company leased two adjacent facilities under non-cancelable operating leases that expired on January 31 2007. In February, 2007, the Company subsequently consolidated these leases into one and renewed for twelve months at a monthly rental of $17. Rent expense for the years ended December 31, 2006 and 2005 was $93 and $80, respectively.

Note 10. Subsequent Events

On January 19, 2007, Gary Freeman, a consultant, exercised (on a cashless basis) a previously issued warrant for 9,988 shares of the Company’s common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $2,597 was paid through the surrender and cancellation of 488 shares with a fair market value on the date of exercise of $4.75 per share, which resulted in the issuance of 9,500 shares of the Company’s common stock.

On February 7, 2007, Kristian Diacov exercised a portion of a previously issued warrant to purchase 10,000 shares of the Company’s common stock with an exercise price of $0.26 per share through the payment in cash of approximately $2,617.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

On February 20, 2007, Gary Freeman, a consultant, exercised (on a cashless basis) a previously issued warrant for 10,276 shares of the Company’s common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $2,597 was paid through the surrender and cancellation of 776 shares with a fair market value on the date of exercise of $3.50 per share, which resulted in the issuance of 9,500 shares of the Company’s common stock.

On February 22, 2007, Paul Guez, a warrant holder, exercised (on a cashless basis) a previously issued warrant for 75,085 shares of the Company’s common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $19,652 was paid through the surrender and cancellation of 6,036 shares with a fair market value on the date of exercise of $3.20 per share, which resulted in the issuance of 69,049 shares of the Company’s common stock.

On February 22, 2007, Woodman Management Corporation, a warrant holder, exercised (on a cashless basis) a previously issued warrant to purchase 243,121 shares of the Company’s common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $63,635 was paid through the surrender and cancellation of 19,544 shares subject to the warrant with a fair market value on the date of exercise of $3.20 per share, which resulted in the issuance of 223,577 shares of the Company’s common stock.

On February 22, 2007, the Company’s board of directors also authorized the issuance of options to purchase an aggregate of 82,000 shares of the Company’s common stock at a per share exercise price of $3.50, to 18 employees. The shares underlying these options had an aggregate value of approximately $262,400 based on the closing sale price of the Company’s common stock on February 22, 2007 of $3.20 per share.

On April 2, 2007, Gary Freeman, a consultant, exercised (on a cashless basis) a previously issued warrant for 10,496 shares of the Company’s common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $2,747 was paid through the surrender and cancellation of 996 shares with a fair market value on the date of exercise of $2.71 per share, which resulted in the issuance of 9,500 shares of the Company’s common stock.

On April 2, 2007, certain holders of outstanding stock options with an exercise price of $0.26 per share exercised portions of such stock options to purchase an aggregate of 61,011shares of the Company’s common stock through the payment in cash of approximately $16,231.

Professional Services Agreement

On February 22, 2007, the Company entered into a Professional Services Agreement with Bolsover Endeavours pursuant to which the Company engaged Bolsover Endeavours, effective January 1, 2007, to provide the Company with the services of Christopher Bolsover and various other sales marketing and management services set forth therein.

In consideration of the services to be provided by Bolsover Endeavours and Christopher Bolsover, the Company will pay Bolsover Endeavours monthly compensation equal to the greater of an agreed upon service fee or the commissions that would accrue to Bolsover Endeavours based on an agreed upon affiliate level. The Professional Services Agreement may be terminated upon 30 days prior written notice by either party and may be terminated by the Company upon the occurrence of certain events listed therein.

The Registrant also issued 10,000 shares of the Company’s common stock to Christopher Bolsover in consideration for Bolsover Endeavours’ and Christopher Bolsover’s entry into the Professional Services Agreement. These shares had a fair market value of $32,000 based on the closing sale price of our common stock on February 22, 2007 of $3.20 per share.

Pursuant to the terms of the Professional Services Agreement, on February 22, 2007, the Company also appointed Christopher Bolsover as the President of International Development of VMdirect.

Digital FX International, Inc. (formerly Qorus.com) and Subsidiaries

Notes to Consolidated Financial Statements
In Thousands, Except for Share and Per Share Data
Years Ended December 31, 2006 and 2005

Related Party Agreement

On January 29, 2007, the Company entered into an Amended and Restated License, Hosting and Services Agreement (the “Amended Agreement”) with RazorStream. The Amended Agreement amends and restates the Licensing, Hosting and Services Agreement effective May 1, 2005, between the Company and RazorStream.

Pursuant to the terms of the Amended Agreement, RazorStream will provide hosting, maintenance and support services for each individual website operated by the Company or any third party authorized by the Company. While the initial term of the Amended Agreement ends on January 15, 2008, the Amended Agreement remains operative thereafter unless terminated by either party upon 60 days prior written notice. Under the terms of the Amended Agreement, for each individual website operated by the Company or any third party authorized by the Company, RazorStream (a) charges the Company $5 per new subscriber account exceeding 20,000 accounts (purchasable in 20,000 account increments); (b) is entitled to (1) ten percent (10%) of the Company’s total gross revenue from all active subscriber accounts, with a minimum amount of $0.69 per each such subscriber account per month, and (2) some portion of revenue to be mutually agreed upon by the parties for all advertising-based “free” subscriber accounts (which we do not currently provide), provided, however that such terms will provide for a minimum amount of $0.25 per each such subscriber account per month (which cost we will account for as marketing expense); and (c) effective February 1, 2007, is entitled to a minimum guarantee of $50,000 per month that is non-refundable but that will be credited against the above fees. The Company may, from time to time, engage RazorStream for non-recurring engineering services at a rate of $200 per hour. The fees above apply independently to each individual website operated by the Company or any third party authorized by the Company, and no fees charged with respect to any individual website, and no subscriber account applied with respect to any individual website, shall be aggregated with any fees or subscriber accounts, respectively, applied to any other website.

The Amended Agreement also provides the Company with a non-exclusive, royalty-free, worldwide, perpetual license to use and otherwise exploit the technology described in an exhibit to the Amended Agreement, including in source code format, any corrections, modifications and custom enhancements thereto, and any interfaces necessary for and documentation related to the technology’s functionality. The license portion of the agreement is available whether or not RazorStream provides its services under the agreement, and applies to each individual website operated by the Company or any third party authorized by the Company.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF
QORUS.COM, INC. AND VMDIRECT, L.L.C. AS OF
MARCH 31, 2006 AND FOR THE YEAR ENDED DECEMBER 31, 2005

The unaudited pro-forma financial statements reflect the closing of the exchange transaction as of March 31, 2006, for Balance Sheet purposes, and for the quarter ending March 31, 2006 and the year ending December 31, 2005, for Statements of Operations purposes, as if the closing had occurred as of such dates. The unaudited pro-forma financial data and the notes thereto should be read in conjunction with each of Qorus.com, Inc.’s and VMdirect, L.L.C.’s historical financial statements. The unaudited pro-forma financial data is based upon certain assumptions and estimates of management that are subject to change. The unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the exchange transaction had actually occurred on the indicated date.

Qorus.com, Inc.
Pro Forma Combined Balance Sheet, Unaudited
As of March 31, 2006

		VMdirect,	Pro Forma
		L.L.C. and	Adjustments	Pro Forma
	Qorus.com, Inc.	Subsidiary	(See notes)	Combined

ASSETS
CURRENT ASSETS:
Cash		$397		$397
Accounts receivable		20		20
Inventories, net		157		157
Prepaid expenses and other assets		32		32

Total current assets	-	606		606

PROPERTY AND EQUIPMENT, NET		234		234

DEPOSITS AND OTHER ASSETS		182		182

Total Assets	$-	$1,022		$1,022

Qorus.com, Inc.
Pro Forma Combined Balance Sheet, Unaudited (Continued)
As of March 31, 2006

		VMdirect,	Pro Forma
		L.L.C. and	Adjustments			Pro Forma
	Qorus.com, Inc.	Subsidiary	(See notes)			Combined
LIABILITIES AND STOCKHOLDERS' AND MEMBERS DEFICIT

CURRENT LIABILITIES:
Accounts payable	$33	$247	$(33)	(D	)	$247
Accrued expenses		420				420
Accrued commissions		770				770
Due to affiliate	31	118	(31)	(D	)	118
Note payable		50				50

Total current liabilities	64	1,605	(64)	(D	)	1,605

STOCKHOLDERS' AND MEMBERS' EQUITY:

Members' Capital Contributions		4,242	(4,242)	(B	)	-
Common stock $0.001 par value, 100,000,000 shares
authorized, 22,074,456 issued and outstanding	46		(46)	(A	)
			22	(C	)	22
Additional Paid in capital	16,930		(16,930)	(A	)
			4,242	(B	)
			(22)	(C	)	4,220
Accumulated deficit	(17,040)	(4,814)	17,040	(A	)	(4,814)
Foreign Currency translation		(11)				(11)

Total Stockholders' and Members' equity	(64)	(583)	64	(D	)	(583)

Total Liabilities and Stockholders' and Member's equity	$-	$1,022	$-			$1,022

(A)	The Combined Balance Sheet includes the accounts of the Company and its wholly owned subsidiary, VMdirect, L.L.C. This acquisition will be accounted for as a reverse merger (recapitalization) with VMdirect deemed to be the accounting acquirer, and Qorus deemed to be the legal acquirer. As such, the historical stockholders’ equity of Qorus has been eliminated with any remaining equity offset to additional paid in capital.

(B)	At the closing, the Member's contributions of VMdirect, $4,242 will be reclassified to the additional paid-in capital.

(C)	Shares are shown after a post-closing mandatory conversion of certain preferred stock issued after closing followed by a reverse split of Qorus' outstanding common shares on a 1-for-50 basis. At closing, $24 will be reclassified to common stock to reflect share adjustments in connection with these transactions.

(D)	Accounts for the sale of the assets and liabilities of Qorus before closing the VMdirect exchange transaction.

Qorus.com, Inc.
Pro Forma Statement of Combined Operations, Unaudited
For the quarter ended March 31,2006

		VMdirect, L.L.C.	Pro Forma
		and	Adjustments	Pro Forma
	Qorus.com, Inc	Subsidiary	(See notes)	Combined

Revenues	$-	$3,258		$3,258

Cost of revenues	-	690		690

Gross profit	-	2,568		2,568

Commission expenses	-	1,616		1,616

Other operating expenses	(30)	900	30	900

Operating loss	(30)	52	30	52

Other income (expense)		(11)	-	(11)

Net loss	$(30)	$41	$30	$41

Weighted Average Shares Outstanding				19,631,179
Basic and diluted Loss per share				$-

(A)
The Pro Forma Statement of Combined Operations includes the accounts of the Company and its wholly owned subsidiary, VMdirect, L.L.C. This acquisition will be accounted for as a reverse merger (recapitalization) with VMdirect deemed to be the accounting acquirer, and Qorus deemed to be the legal acquirer.

Qorus.com, Inc.
Pro Forma Statement of Combined Operations, Unaudited
For the year ended December 31, 2005

		VMdirect, L.L.C.	Pro Forma
		and	Adjustments	Pro Forma
	Qorus.com, Inc.	Subsidiary	(See notes)	Combined

Revenues	$-	$5,068		$5,068

Cost of revenues	-	1,248		1,248

Gross profit	-	3,820		3,820

Commission expenses	-	2,341		2,341

Other operating expenses	(91)	2,646	91	2,646

Operating loss	(91)	(1,167)	91	(1,167)

Other income (expense)	30	(56)	(30)	(56)

Net loss	$(61)	$(1,223)	$61	$(1,223)

Weighted Average Shares Outstanding				19,631,179
Basic and diluted Loss per share				$(0.06)

(A)
The Pro Forma Statement of Combined Operations includes the accounts of the Company and its wholly owned subsidiary, VMdirect L.L.C. This acquisition will be accounted for as a reverse merger (recapitalization) with VMdirect deemed to be the accounting acquirer, and Qorus deemed to be the legal acquirer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

The Florida Business Corporation Act and certain provisions of our articles of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The provision cited above also grants us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We do not have any indemnification agreements with any of our directors or executive officers.

A shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Amount
Registration fee - Securities and Exchange Commission	$508.25
Legal fees and expenses	5,000.00
Accounting fees and expenses	5,000.00
Total	$10,508.25

ITEM 26. Recent Sales of Unregistered Securities.

DigitalFX

Effective June 22, 2004, Thurston Interests, LLC and the other shareholders sold 177,122 previously issued shares of our common stock to KRM Fund, for a purchase price of $340,000, or approximately $1.9196 per share. We also issued KRM Fund 20,000 shares of our common stock for a total purchase price of $50,000, or $2.50 per share, which shares have piggy back registration rights. KRM Fund also converted a promissory note in the principal amount of $1,228,870, which it acquired from Thurston for $10,000, into 491,548 shares of the Company’s common stock. KRM Fund also converted a promissory note in the amount of $27,500, which it acquired from a third party, into 11,000 shares of our common stock. Thurston also converted a promissory note in the principal amount of $60,000 into 24,000 shares of our common stock. Each of KRM Fund and Thurston was an accredited investor at the time of these issuances.

On July 23, 2004, we issued: (i) 40,000 restricted shares of our common stock to Kevin R. Keating, then our sole director and officer, for services rendered as our sole director and officer, valued at $50,000, the fair value on the date of issuance, and (ii) 10,000 restricted shares of our common stock to Garisch Financial, Inc., an outside consultant, for consulting services to rendered to us while we were a public shell and assisting with due diligence, structuring and negotiating acquisition transactions, valued at $12,500, the fair value on the date of issuance. On April 4, 2005, we issued 13,000 restricted shares of our common stock to Garisch Financial, Inc. for consulting services rendered to us while we were a public shell and assisting with due diligence, structuring and negotiating acquisition transactions, valued at $16,250, the fair value on the date of issuance. The foregoing shares issued as compensation for services rendered have piggyback registration rights. Each of Kevin R. Keating and Garisch Financial, Inc. was an accredited investor at the time of the issuances.

On May 23, 2006, we entered into an Exchange Agreement with VMdirect, the members of VMdirect holding a majority of its membership interests, and KRM Fund. The closing of the transactions contemplated by the Exchange Agreement occurred on June 15, 2006. At the closing, we acquired all of the outstanding Interests from the VMdirect Members, and the VMdirect Members contributed all of their Interests to us. In exchange, we issued to the VMdirect Members 1,014,589 shares of our Series A Convertible Preferred Stock, par value $0.01 per share which, as a result of the approval by a substantial majority of our outstanding shareholders entitled to vote and the approval by our board of directors on June 22, 2006, of amendments to our articles of incorporation that (i) changed our name to DigitalFX International, Inc., (ii) increased our authorized number of shares of common stock to 100,000,000, and (iii) adopted a 1-for-50 reverse stock split, on August 1, 2006 converted into approximately 21,150,959 shares of our common stock. We also assumed options currently exercisable to purchase 962,499 shares of our common stock and warrants currently exercisable to purchase 1,552,495 shares of our common stock. Each of the VMdirect Members was an accredited investor at the time of the issuance. Each warrant holder was an accredited investor at the time of our assumption of the warrant. Each option holder was an employee of VMdirect with access to the managers and officers of VMdirect and such information as was necessary to make an informed investment decision.

As a result of the closing of the transactions contemplated by the Exchange Agreement, the VMdirect Members hold approximately 95.8% of the outstanding shares of our common stock, and our shareholders existing immediately prior to the closing hold approximately 923,497 shares of our common stock, representing approximately 4.2% of our outstanding shares of common stock.

On December 15, 2006, Europa International, Inc. exercised a warrant to purchase 165,247 shares of our common stock with an exercise price of $0.261742 through the payment in cash of approximately $43,252.

On December 22, 2006, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Kingdon Associates, Kingdon Family Partnership, L.P. and M. Kingdon Offshore Ltd., three accredited investors (the “Investors”), pursuant to which we agreed to sell to the Investors an aggregate of 1,000,000 shares of our common stock (the “Shares”) at a per share price of $4.75 for gross proceeds of $4.75 million. The transactions contemplated by the Securities Purchase Agreement closed on December 27, 2006. Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC acted as the placement agents (“Placement Agents”) in connection with the transactions consummated under the Securities Purchase Agreement. For their services as the Placement Agents, we paid the Placement Agents an aggregate commission equal to 7% of the gross proceeds from the sale of the Shares or $332,500. We also paid Roth Capital Partners, LLC an advisory fee of $16,625. In addition, we reimbursed the Placement Agents for their out-of-pocket expenses incurred in connection with the transactions contemplated under the Securities Purchase Agreement, including the actual and reasonable fees and disbursements of the Placement Agents’ legal counsel, in the aggregate amount of approximately $50,086.

On January 19, 2007, Gary Freeman, a consultant, exercised (on a cashless basis) a previously issued warrant for 9,988 shares of our common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $2,597 was paid through the surrender and cancellation of 488 shares with a fair market value on the date of exercise of $4.75 per share, which resulted in the issuance of 9,500 shares of our common stock.

On February 7, 2007, Kristian Diacov exercised a portion of a previously issued warrant to purchase 10,000 shares of our common stock with an exercise price of $0.26 per share through the payment in cash of approximately $2,617.

On February 20, 2007, Gary Freeman, a consultant, exercised (on a cashless basis) a previously issued warrant for 10,276 shares of our common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $2,597 was paid through the surrender and cancellation of 776 shares with a fair market value on the date of exercise of $3.50 per share, which resulted in the issuance of 9,500 shares of our common stock.

On February 22, 2007, Paul Guez, a warrant holder, exercised (on a cashless basis) a previously issued warrant for 75,085 shares of our common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $19,652 was paid through the surrender and cancellation of 6,036 shares with a fair market value on the date of exercise of $3.20 per share, which resulted in the issuance of 69,049 shares of our common stock.

On February 22, 2007, Woodman Management Corporation, a warrant holder, exercised (on a cashless basis) a previously issued warrant to purchase 243,121 shares of our common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $63,635 was paid through the surrender and cancellation of 19,544 shares subject to the warrant with a fair market value on the date of exercise of $3.20 per share, which resulted in the issuance of 223,577 shares of our common stock.

On February 22, 2007, the Company’s board of directors authorized the issuance of 10,000 shares of our common stock to Christopher Bolsover pursuant to our entry into a Professional Services Agreement with Bolsover Endeavours. The shares issued to Christopher Bolsover had an aggregate value of approximately $32,000 based on the closing sale price of our common stock on February 22, 2007 of $3.20 per share.

On April 2, 2007, Gary Freeman, a consultant, exercised (on a cashless basis) a previously issued warrant for 10,496 shares of our common stock with an exercise price of $0.26 per share. Accordingly, the aggregate exercise price of approximately $2,747 was paid through the surrender and cancellation of 996 shares with a fair market value on the date of exercise of $2.71 per share, which resulted in the issuance of 9,500 shares of our common stock.

On April 2, 2007, certain holders of outstanding stock options with an exercise price of $0.26 per share exercised portions of such stock options to purchase an aggregate of 61,011shares of our common stock through the payment in cash of approximately $16,231.

In connection with the above stock issuances, except as otherwise disclosed we did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act of 1933, as amended (the “Securities Act”). Each of the purchasers fell into one or more of the categories that follow: one of our existing shareholders, one of our creditors, one of our current or former officers or directors, one of our employees, one of our service providers, or an accredited investor with whom we or one of our affiliates had a prior business relationship. As a result, no general solicitation or advertising was used in connection with the sales. In making the sales without registration under the Securities Act, we relied upon the exemption from registration contained in Section 4(2) of the Securities Act.

VMdirect

From January 1, 2003 through December 31, 2005, VMdirect sold approximately 2.9% of its membership units to accredited investors. In making the sales without registration under the Securities Act, VMdirect relied upon the exemption from registration contained in Sections 4(2) of the Securities Act.

On December 31, 2005, VMdirect issued to 11 consultants and other advisors warrants to purchase, in the aggregate, 369,413 units representing membership interests, in consideration for operational and financial consulting and advisory services, each at an exercise price of $1.10 per share. We assumed these warrants upon our acquisition of VMdirect. These purchasers currently hold, in the aggregate, the right to acquire 1,056,766 shares of common stock, at $0.2617 per share, representing approximately 4.5% of our issued and outstanding shares of common stock. In making the issuances without registration under the Securities Act, VMdirect relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act. Each of the consultants and other advisors was an accredited investor at the time of the issuance.

On June 14, 2006, VMdirect sold 361,603 membership interests to accredited investors for aggregate gross proceeds equal to $625,000. These purchasers currently hold, in the aggregate, 2,313,434 shares of common stock representing approximately 9.9% of our issued and outstanding shares of common stock. In making the sales without registration under the Securities Act, VMdirect relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act.

ITEM 27. Exhibits.

See attached Exhibit Index.

ITEM 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, on May 11, 2007.

DIGITALFX INTERNATIONAL, INC. (Registrant)

By:	/s/ Craig Ellins
Craig Ellins Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Lorne Walker
Lorne Walker Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Craig Ellins	Chairman, Chief Executive Officer and President	May 11, 2007
Craig Ellins
/s/ Lorne Walker	Chief Financial Officer and Secretary	May 11, 2007
Lorne Walker
*	Director	May 11, 2007
Kevin R. Keating
*	Director	May 11, 2007
Jerry Haleva

* By:   /s/ Lorne Walker

Lorne Walker, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

2.1	Exchange Agreement by and between the Registrant, VMdirect, L.L.C. and the members of VMdirect, L.L.C. owning a majority of the membership interests thereof, dated May 23, 2006. (1)

3.1.1	Articles of Incorporation of the Registrant effective January 23, 1991. (2)

3.1.2	Articles of Amendment of Articles of Incorporation of the Registrant effective December 23, 1995. (2)

3.1.3	Articles of Amendment of Articles of Incorporation of the Registrant effective May 4, 1999. (2)

3.1.4	Articles of Amendment of Articles of Incorporation of the Registrant effective June 7, 2006. (3)

3.1.5	Articles of Amendment of Articles of Incorporation of the Registrant effective August 1, 2006. (4)

3.2	Bylaws of the Registrant. (5)

4.1	Articles of Incorporation of the Registrant effective January 23, 1991. (2)

4.2	Articles of Amendment of Articles of Incorporation of the Registrant effective December 23, 1995. (2)

4.3	Articles of Amendment of Articles of Incorporation of the Registrant effective May 4, 1999. (2)

4.4	Articles of Amendment of Articles of Incorporation of the Registrant effective June 7, 2006. (3)

4.5	Articles of Amendment of Articles of Incorporation of the Registrant effective August 1, 2006. (4)

4.6	Bylaws of the Registrant. (5)

5.1	Opinion of Jackson L. Morris, Esq.*

10.1	Management Agreement dated June 10, 2004, between the Registrant and Vero Management, LLC. (12)

10.2	Securities Purchase Agreement dated June 10, 2004, among the Registrant, Keating Reverse Merger Fund, LLC, Thurston Interests, LLC and certain other shareholders of the Company. (6)

10.3	Financial Advisory Agreement between the Registrant and Keating Securities, LLC. (7)

10.4	Lease Agreement dated September 15, 2005, by and between Patrick Airport Business Center, LLC and VMdirect, L.L.C. (8)

10.5	Sublease dated August 8, 2005, by and between Public Market Ventures, Inc. and VMdirect, L.L.C. (9)

Exhibit Number	Exhibit Title
10.6	License, Hosting and Services Agreement dated as of May 1, 2005, by and between VMdirect, L.L.C., a Nevada Limited Liability company, and RazorStream, LLC, a Nevada limited liability company. (10)

10.7	2006 Stock Incentive Plan. (11)

10.8	Form of Membership Interest Purchase Agreement. (13)

10.9	Form of VMdirect, L.L.C. Warrant. (14)

10.10	Form of Warrant Assignment and Assumption Agreement. (15)

10.11	Voting Agreement dated June 15, 2006, among Keating Reverse Merger Fund, LLC, Craig Ellins, Amy Black, The Richard Kall Family Trust and Lizanne Kall. (16)

10.12	Securities Purchase Agreement by and among the Registrant and the purchasers identified on the signature pages thereto, dated December 22, 2006.*

10.13	Registration Rights Agreement by and among the Registrant and the purchasers identified on the signature pages thereto, dated December 27, 2006.*

10.14	Form of Lock-Up Letter Agreement.*

10.15	Form of Amended and Restated License, Hosting and Services Agreement with RazorStream LLC. (17)

10.16	Lease Agreement dated February 7, 2007, between Patrick Airport Business Center, LLC and the Registrant. (18)

10.17	Professional Services Agreement dated February 22, 2007, between Bolsover Endeavours and the Registrant. (19)

21.1	List of Subsidiaries. (20)

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1).*

24.1	Power of Attorney.*

* Filed previously with this Registration Statement (File #: 333-140047).

(1)
Filed previously as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on May 25, 2006, and incorporated herein by this reference.

(2)
Filed previously as Exhibit 2.1 to the Registrant’s Form 10-SB Registration Statement (File #: 000-27551), filed with the Securities and Exchange Commission on October 5, 1999, and incorporated herein by this reference.

(3)	Filed previously as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on June 19, 2006.

(4)
Filed previously as Exhibit A to the Registrant’s Definitive Information Statement on Schedule 14C (File #: 000-27551), filed with the Securities and Exchange Commission on July 7, 2006, and incorporated herein by this reference.

(5)
Filed previously as Exhibit 2.2 to the Registrant’s Form 10-SB Registration Statement (File #: 000-27551), filed with the Securities and Exchange Commission on October 5, 1999, and incorporated herein by this reference.

(6)
Filed previously as Exhibit 99 to the Registrants Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on June 16, 2004, and incorporated herein by this reference.

(7)
Filed previously as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on June 19, 2006, and incorporated herein by this reference.

(8)
Filed previously as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on June 19, 2006, and incorporated herein by this reference.

(9)
Filed previously as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on June 19, 2006, and incorporated herein by this reference.

(10)
Filed previously as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File #: 000-27551), filed with the Securities and Exchange Commission on June 19, 2006, and incorporated herein by this reference.

(11)
Filed previously as Exhibit B to the Registrant’s Definitive Information Statement on Schedule 14C (File #: 000-27551), filed with the Securities and Exchange Commission on July 7, 2006, and incorporated herein by this reference.

(12)
Filed previously as Exhibit 10.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 (File #: 333-136855), filed with the Securities and Exchange Commission on October 5, 2006, and incorporated herein by this reference.

(13)
Filed previously as Exhibit 10.6 to the Registrant’s Registration Statement on Form SB-2 (File #: 333-136855), filed with the Securities and Exchange Commission on August 23, 2006, and incorporated herein by this reference.

(14)
Filed previously as Exhibit 10.9 to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 (File #: 333-136855), filed with the Securities and Exchange Commission on October 5, 2006, and incorporated herein by this reference.

(15)
Filed previously as Exhibit 10.10 to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 (File #: 333-136855), filed with the Securities and Exchange Commission on October 5, 2006, and incorporated herein by this reference.

(16)
Filed previously as Exhibit 10.11 to Amendment No. 2 to the Registrant’s Registration Statement on Form SB-2 (File #: 333-136855), filed with the Securities and Exchange Commission on November 2, 2006, and incorporated herein by this reference.

(17)
Filed previously as Exhibit 10.15 to the Registrants Annual Report on Form 10-KSB/A (File #: 000-27551), filed with the Securities and Exchange Commission on March 19, 2007, and incorporated herein by this reference.

(18)
Filed previously as Exhibit 10.16 to the Registrants Annual Report on Form 10-KSB/A (File #: 000-27551), filed with the Securities and Exchange Commission on March 19, 2007, and incorporated herein by this reference.

(19)
Filed previously as Exhibit 10.17 to the Registrants Annual Report on Form 10-KSB/A (File #: 000-27551), filed with the Securities and Exchange Commission on March 19, 2007, and incorporated herein by this reference.

(20)
Filed previously as Exhibit 21.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form SB-2 (File #: 333-136855), filed with the Securities and Exchange Commission on October 5, 2006, and incorporated herein by this reference.